UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __ )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
TEKELEC

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TEKELEC
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 14, 2010
     The Annual Meeting of the Shareholders of Tekelec, a California corporation, will be held Friday, May 14, 2010, at 9:00 a.m., local time, at our offices located at 5200 Paramount Parkway, Morrisville, North Carolina 27560. The purposes of the Annual Meeting are:
     1. To elect eight directors to serve for a one-year term. The names of the nominees intended to be presented for election are: Ronald W. Buckly, Hubert de Pesquidoux, Mark A. Floyd, David R. Laube, Carol G. Mills, Franco Plastina, Krish A. Prabhu and Michael P. Ressner;
     2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2010;
     3. To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.
     The record date for our Annual Meeting is March 22, 2010. Only record holders of our Common Stock at the close of business on March 22, 2010 are entitled to receive notice of and to vote at the Annual Meeting.
     We cordially invite all shareholders to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, your vote is important to us and to our business, and we therefore encourage you to sign and return your proxy card in the enclosed postage-prepaid envelope, or vote by telephone or over the Internet following the instructions on your proxy card, so that your shares will be represented and voted at the Annual Meeting. Any shareholder of record attending the Annual Meeting may vote in person even if such shareholder has returned a proxy.
By Order of the Board of Directors
Stuart H. Kupinsky
Corporate Secretary
Morrisville, North Carolina
April 2, 2010
PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY TO US IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT TO US.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on Friday, May 14, 2010, at 9:00 a.m. at 5200 Paramount Parkway, Morrisville, North Carolina 27560. The Company’s Proxy Statement and 2009 Annual Report to Shareholders are available at:
https://materials.proxyvote.com/TEKELEC

TEKELEC
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
General
     Our Board of Directors (“Board”) is furnishing you with this Proxy Statement to solicit proxies for use at our Annual Meeting of Shareholders to be held on Friday, May 14, 2010, at 9:00 a.m., local time (the “Annual Meeting”), for the purposes described in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The proxies may also be voted at any adjournment or postponement of our Annual Meeting. The Annual Meeting will be held at our offices located at 5200 Paramount Parkway, Morrisville, North Carolina 27560. For directions to the Annual Meeting, please contact Investor Relations, 5200 Paramount Parkway, Morrisville, North Carolina 27560, (919) 461-6825.
     These proxy solicitation materials are first being mailed on or about April 7, 2010 to all shareholders entitled to vote at the Annual Meeting.
     Only shareholders of record at the close of business on March 22, 2010, the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 68,105,008 shares of our Common Stock were issued and outstanding.
     Any proxy that you give in response to this proxy solicitation may be revoked by you at any time before its use in one of two ways, either by:
•	delivering to our Corporate Secretary a written notice of revocation or another proxy bearing a later date, or

•	attending our Annual Meeting and voting in person.
Voting and Solicitation
     Methods of Voting. You may vote by mail, by telephone, over the Internet or in person at the Annual Meeting.
     Voting by Mail. By signing the proxy card and returning it in the prepaid and addressed envelope enclosed with proxy materials delivered by mail, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Annual Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Annual Meeting so that your shares will be voted if you are unable to attend the Annual Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.
     Voting by Telephone. To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.
     Voting over the Internet. To vote over the Internet, please follow the instructions included on your proxy card. If you vote over the Internet, you do not need to complete and mail your proxy card.

     Voting in Person at the Annual Meeting. If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Annual Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the Annual Meeting, you will need to bring to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.
     Voting for Directors. In the election of directors, you may vote “FOR” all or some of the director nominees, or your vote may be “WITHHELD” for one or more of the director nominees. You may also cumulate your votes in the election of directors if you or any other shareholder notifies us at the Annual Meeting prior to voting of an intention to cumulate votes.
     Cumulative voting allows you to allocate among the director nominees, as you see fit, the total number of votes equal to the number of director positions to be filled multiplied by the number of shares you hold. For example, if you own 100 shares of our Common Stock, and there are eight directors to be elected at our Annual Meeting, you may allocate 800 “FOR” votes (eight times 100) among as few or as many of the eight nominees to be voted on at the Annual Meeting as you choose.
     If you sign your proxy card or voting instruction card with no further instructions, the proxy holders may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that the proxy holders will not cast your votes for a nominee if you have instructed that votes be “WITHHELD” for that nominee. The eight nominees receiving the highest number of “FOR” votes will be elected.
     Voting on All Other Matters. Each share of our Common Stock outstanding as of the close of business on the Record Date has one vote. You may vote “FOR,” “AGAINST” or “ABSTAIN” for any proposal other than a proposal relating to the election of directors. Except as otherwise required by law, our Articles of Incorporation or our Amended and Restated Bylaws, as amended (the “Bylaws”), the affirmative vote of a majority of shares present or represented by proxy and voting at our Annual Meeting is required for the approval of matters other than the election of directors. California state law also requires that the number of shares voting “FOR” any matter must equal at least a majority of the required quorum for the meeting.
     You may vote part of your shares “FOR” any proposal and refrain from voting your remaining shares or you may vote your remaining shares “AGAINST” the proposal. If you fail to specify the number of shares you are voting “FOR” a proposal, then we are allowed to assume that you are voting all of your shares “FOR” the proposal.
     Effect of Abstentions. Abstentions are included in determining the number of shares present and entitled to vote for purposes of determining the presence of a quorum. In the case of election of directors, however, your abstention will have no effect on the outcome of the election of directors.
     In general, abstentions are not counted either “FOR” or “AGAINST” a proposal being voted on. If, however, the number of abstentions is such that the “FOR” votes, while outnumbering the votes “AGAINST” the proposal, do not equal at least a majority of the quorum required for the meeting, the proposal will be defeated and, in this case, abstentions will have the same effect as a vote “AGAINST” the proposal.
     For example, if 60% of our outstanding shares are represented in person or by proxy at a meeting at which the required quorum is a majority of the outstanding shares, and the vote on a proposal is 30% in favor, 15% against and 15% abstaining, then the proposal will be adopted. However, if 21% vote in favor, 19% vote against and 20% abstain, then the proposal will be defeated because 21% does not represent a majority of the required quorum, even though the affirmative votes outnumber the negative votes.
     Effect of “Broker Non-Votes.” If you hold your shares at the account of a brokerage firm or bank, it is likely that your shares are held in “street name.” Shares that are held in “street name” are held in the name of the brokerage firm or bank or the name of a nominee. Brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. Examples of routine matters include the ratification of a company’s independent registered public accounting firm and certain proposals to increase the number of authorized common shares that a company may issue. Elections of directors, however, are not routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a non-routine matter, then such action is referred to as a “broker non-vote.” The treatment and effect of broker non-votes is similar to abstentions, which means that broker non-votes will not be counted either “FOR” or “AGAINST” a proposal being voted on. However, broker non-votes could have the same effect as a vote “AGAINST” a proposal if the “FOR” votes, while outnumbering the votes “AGAINST” a proposal, do not equal at least a majority of the quorum required for the meeting. Broker non-votes will have no effect on the outcome of the election of directors.
     Tekelec will bear the cost of this solicitation. We have retained the services of Broadridge Investor Communication Solutions, Inc. and Georgeson Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated total cost of such services is $28,000 plus out-of-pocket expenses. We may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners, although there are no formal agreements in place. Proxies may be solicited by our directors, officers and regular employees, without additional compensation.
     Voting Confidentiality. Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. This information will not be disclosed except as required by law.
Deadline for Receipt of Shareholder Proposals
     We must receive any proposals by our shareholders that are intended to be presented by such shareholders at our annual meeting of shareholders to be held in 2011 (the “2011 Annual Meeting”) no later than December 3, 2010 in order to be included in the proxy materials relating to that annual meeting. In addition, proxies solicited by management may confer discretionary authority to vote on matters which are not included in the proxy statement but which are raised at the 2011 Annual Meeting, unless we receive written notice of such matters on or before February 21, 2011; provided, however, that if the date of the 2011 Annual Meeting is more than 30 days before or after the anniversary date of the Annual Meeting, then we must receive written notice of such matters within a reasonable time before we begin to print and mail our proxy materials. It is recommended that shareholders submitting proposals direct them to our Corporate Secretary via certified mail, return receipt requested, in order to ensure timely delivery. No such proposals were received with respect to the Annual Meeting scheduled for May 14, 2010.

PROPOSAL 1 — ELECTION OF DIRECTORS
     Our Bylaws currently provide that the authorized number of directors on our Board of Directors can range from five to nine (unless changed by our shareholders by an amendment to our Bylaws) and that the fixed number within that range is nine (unless changed by either our Board or our shareholders by an amendment to our Bylaws). Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors amended the Company’s Bylaws to reduce the number of authorized directors to eight, effective as of the date of the Annual Meeting, in order to reflect the February 2010 decision by Martin A. Kaplan not to stand for re-election to the Board of Directors at the Annual Meeting. A board of eight directors will therefore be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for our eight nominees, all of whom are named below and were previously elected by our shareholders at our 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”).
     In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, your proxy will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in accordance with cumulative voting to assure the election of as many of the nominees listed in this Proxy Statement as possible, and, in this event, the specific nominees to be voted for will be determined by the proxy holders. We do not expect that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting and such time as his or her successor is duly elected and qualified, or until his or her earlier resignation, removal or death.
Nominees
     The names of the eight nominees, and certain information about them as of April 1, 2010, are set forth below:

Name	Age	Position(s) with Tekelec	Director Since
Mark A. Floyd	54	Chairman of the Board and Director	2004
Franco Plastina	47	Director, President and Chief Executive Officer	2006
Ronald W. Buckly	58	Director	2007
Hubert de Pesquidoux	44	Director	2009
David R. Laube	62	Director	2008
Carol G. Mills	56	Director	2007
Krish A. Prabhu, Ph.D.	55	Director	2008
Michael P. Ressner	61	Director	2006
     Mr. Floyd brings over 25 years of telecommunications experience to his role as Chairman of our Board of Directors and as a member of our Audit and Compensation Committees. Mr. Floyd has been one of our directors since October 2004, was appointed as Vice Chairman of the Board in February 2006 and became Chairman of the Board in January 2007. Mr. Floyd was named Chief Executive Officer of SafeNet, Inc., an information security software company, in June 2009. Prior to that, he served as the Chief Executive Officer and President of Entrisphere, Inc., a telecommunications equipment manufacturer, from August 2002 until its sale to Ericsson in February 2007. Mr. Floyd also serves as a director of SafeNet, Inc. and Riverbed Technology, Inc., a telecommunications equipment manufacturer, and previously served as a director of Carrier Access Corp., a telecommunications equipment manufacturer, until its February 2008 acquisition by Turin Networks, Inc. Our Board has determined that

Mr. Floyd’s service in numerous financial, operational, executive and director roles at a number of telecommunications equipment manufacturers and software companies qualifies him for service as our Chairman of the Board and as a member of our Audit and Compensation Committees and adds value to our company. Mr. Floyd has been the President and Chief Executive Officer of the following telecommunications and software companies: SafeNet, Efficient Networks, Inc., Siemens ICN, Inc. (which acquired Efficient Networks) and Entrisphere, Inc. Mr. Floyd also served as Chief Operating Officer and a director of Networth, Inc. and as the Chief Financial Officer and a director of Interphase Corporation.
     Mr. Plastina joined us as President and Chief Executive Officer and as a director in February 2006. From September 2005 until joining us in February 2006, Mr. Plastina served as an Executive in Residence at Warburg Pincus LLC, a private equity firm. From May 2003 until July 2005, he held various executive positions with Proxim Corporation, a provider of wireless infrastructure equipment for wireless fidelity, or Wi-Fi, and wireless broadband markets, including Executive Chairman from January 2005 until July 2005 and President and Chief Executive Officer and a director from May 2003 until December 2004. In June 2005, Proxim Corporation filed a voluntary petition for relief under the reorganization provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. Mr. Plastina also serves as a director of Cree, Inc. Our Board has determined that Mr. Plastina’s service to us as our President and Chief Executive Officer, his over 20 years of experience in various executive roles in the telecommunications and wireless industries and his service on another public company board and its committees qualify him for service as a member of our Board of Directors and add value to our company.
     Mr. Buckly has been one of our directors since November 2007 and currently serves as a member of our Corporate Development Committee. Since April 2007, Mr. Buckly has served as Senior Vice President, Corporate Affairs and General Counsel of Ixia, a provider of IP performance test systems. Mr. Buckly served as our Senior Vice President, Corporate Affairs and General Counsel from January 2004 until his resignation from that office in December 2006 due to our relocation from California to North Carolina. Mr. Buckly served as our Vice President and General Counsel from April 1998 until January 2004 and as our Corporate Secretary from 1987 until May 2007. From April 1998 until November 2003, Mr. Buckly served as of counsel to Bryan Cave LLP, legal counsel to our company. Our Board has determined that Mr. Buckly’s extensive experience with us, both as a senior executive and as a director, his experience in the private practice of law advising companies on complex corporate matters and his current role with Ixia qualify Mr. Buckly to serve as one of our directors and as a member of our Corporate Development Committee and add value to our company.
     Mr. de Pesquidoux has been one of our directors since May 2009 and currently serves on our Audit and Corporate Development Committees. Since November 2009, Mr. de Pesquidoux has served as Chief Executive Officer of HDP Consulting, a consulting company. From 1991 until December 2009, Mr. de Pesquidoux held various positions at the telecommunications company Alcatel-Lucent SA (and its predecessor, Alcatel SA and its affiliates), where he most recently served as Chief Financial Officer from November 2007 until December 2009 and as President of the Enterprise business from November 2006 until December 2009. Mr. de Pesquidoux’s recent positions also include President of Alcatel North America from June 2003 until November 2006. Our Board has determined that Mr. de Pesquidoux’s significant executive, operational and financial experience, particularly with Alcatel-Lucent, and his degrees in law and business qualify Mr. de Pesquidoux to serve as one of our directors and as a member of our Audit and Corporate Development Committees and add value to our company.
     Mr. Laube has been one of our directors since August 2008 and currently serves as chairperson of our Nominating and Corporate Governance Committee and as a member of our Audit Committee. Since 2001, Mr. Laube has been Executive in Residence at the Business School at the University of Colorado

Denver. From 1983 until 2000, Mr. Laube served in various senior financial and information technology positions at US West, Inc. (which was acquired by Qwest Communications International Inc.), where he most recently served as Vice President and Chief Information Officer from 1996 to June 2000. Mr. Laube also serves as a director of Network Equipment Technologies, Inc., a network equipment manufacturer, where he is the chairman of the audit and nominating/corporate governance committees and is a member of the compensation committee. Mr. Laube previously served as a director of Carrier Access Corp. until its February 2008 acquisition by Turin Networks, Inc. Our Board has determined that Mr. Laube’s career in the telecommunications industry, his B.A. in Finance from the University of Washington and his M.B.A. from the Wharton School of Business and his qualifications as a certified public accountant qualify him to serve as a member of our Board of Directors and our Audit and Nominating and Corporate Governance Committees and add value to our company.
     Ms. Mills has been one of our directors since June 2007 and currently serves as the chairperson of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee. Since February 2006, Ms. Mills has been an independent consultant. She served as Executive Vice President, Router Business Unit, of Juniper Networks, Inc., a provider of networking and security solutions, from October 2004 until March 2006. Ms. Mills also serves as a director of Adobe Systems Incorporated, a computer software company, where she is the chairperson of the executive compensation committee and a member of the nominating and governance committee, and as a director of Blue Coat Systems, Inc., a network security and management company, where she is the chairperson of the compensation committee and a member of the stock option committee. Our Board has determined that Ms. Mills’ career in the technology industry, her M.B.A. from Harvard Business School and her experience serving on other public company boards of directors qualify her to serve as a member of our Board of Directors, as the chairperson of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee and add value to our company.
     Dr. Prabhu has been one of our directors since May 2008 and currently serves as the chairperson of our Corporate Development Committee and as a member of our Compensation Committee. Dr. Prabhu served as Chief Executive Officer and President of the telecommunications company Tellabs, Inc. from February 2004 until his retirement in April 2008, and he is currently an advisor to various companies in the telecommunications and semiconductor industries. Dr. Prabhu also serves as a director of the telecommunications company ADC Telecommunications, Inc., where he serves on the audit committee and the finance/strategic planning committee; as a director of Altera Corporation, a semiconductor company, where he serves on the compensation committee; and as vice chairman of the supervisory board of ADVA AG Optical Networking, an optical networking equipment company. Our Board has determined that Dr. Prabhu’s significant experience in the telecommunications industry, his educational background and his service on other boards of directors qualify him to serve as a member of our Board of Directors, as the chairperson of our Corporate Development Committee and as a member of our Compensation Committee and add value to our Company.
     Mr. Ressner has been one of our directors since November 2006 and currently serves as the chairperson of our Audit Committee and as a member of our Corporate Development Committee. From 1980 until his retirement in 2002, Mr. Ressner held a number of senior management positions in finance and operations at Nortel Networks, where he most recently served as Vice President and General Manager. Since 2002, Mr. Ressner has served as an advisor in the College of Management at North Carolina State University, where, from 2002 until 2004, he was also an adjunct professor of finance and accounting. Mr. Ressner also serves as a director of Exide Technologies, a battery company, where he serves as the chairman of the finance committee and as a member of the audit committee, and Magellan Health Services, Inc., a health care management company, where he serves as the chairman of the audit committee. During the past five years, Mr. Ressner has served as a director of Entrust, Inc., Arsenal Digital Solutions Worldwide, Inc., Riverstone Networks, Inc., and Proxim Corporation. Our Board has

determined that Mr. Ressner’s experience in the telecommunications industry and his service on other boards of directors qualify him to serve on our Board of Directors, as the chairperson of our Audit Committee and as a member of our Corporate Development Committee and add value to our Company.
     There is no family relationship between any of our directors or executive officers.
Information Regarding our Board of Directors and its Committees
     Our Board of Directors held a total of five board meetings during 2009 and acted four times by unanimous written consent. The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Corporate Development Committee. During 2009, each of our directors attended at least 75% of the total of all Board meetings and meetings of committees of which he or she was a member, during the period for which the director served.
     We strongly encourage our Board members to attend our Annual Meetings. All members of our Board of Directors as of the date of our 2009 Annual Meeting attended that meeting.
     Leadership Structure and Director Independence. A majority of our directors meet the standards for director independence under listing standards established by The NASDAQ Stock Market LLC (“Nasdaq”) and under the rules of the Securities and Exchange Commission (“SEC” or the “Commission”). An “independent director” means a person other than an executive officer or employee of our company, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, our Board must affirmatively determine that neither the director nor an immediate family member of the director has had any direct or indirect material relationship with us within the last three years. Our Board considers relationships, transactions and/or arrangements with each of the directors in determining whether the director is independent.
     Our Board has affirmatively determined that each serving member of our Board, other than Messrs. Buckly and Plastina, is currently an independent director under applicable Nasdaq listing standards and SEC rules. Mr. Buckly does not meet the applicable independence standards because he served as one of our employees from April 1998 through March 2007, but will be independent in this regard at the time of the Annual Meeting. Mr. Plastina does not meet the independence standards because, since February 2006, he has been one of our executive officers. One of our current Board members, Martin A. Kaplan, has decided not to stand for re-election, and his last day as a member of our Board will be the date of the Annual Meeting, May 14, 2010.
     Our Board has also determined that it is appropriate for our Chairman to be an independent director at this time. Our Board believes that having an independent Chairman furthers the Board’s goal of providing effective, independent leadership and oversight of our company. Our Chairman’s responsibilities include establishing board meeting agendas in collaboration with our Chief Executive Officer, presiding at Board meetings, executive sessions and the annual shareholders meeting, ensuring that information flows openly between the management and the Board and leading the Chief Executive Officer evaluation process.
     Our independent directors meet regularly in executive sessions without the presence of Messrs. Buckly or Plastina or other members of our management. These meetings occur in connection with regularly scheduled Board meetings and from time to time as the independent directors deem necessary or appropriate.

     Risk Oversight. As described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the Securities and Exchange Commission (the “Commission”) on February 25, 2010, we operate in a complex environment and are subject to a number of significant risks. Our Board of Directors works with our senior management to manage the various risks we face. The role of our Board is one of oversight of our risk management processes and procedures; the role of our management is to implement those processes and procedures on a daily basis and to identify, manage and mitigate the myriad risks that we face. As part of its oversight role, our Board regularly discusses, both with and without management present, our risk profile and how our business strategy effectively manages and leverages the risks that we face.
     To facilitate its oversight of our company, our Board has delegated certain functions (including the oversight of risks related to these functions) to Board committees. Our Audit Committee generally evaluates the risks related to our financial reporting process and oversees our general risk management processes. In addition, at least annually, our Audit Committee reviews with our Chief Executive Officer, Chief Financial Officer and General Counsel our policies with respect to risk assessment and risk management, including our major financial risk exposures and steps taken to monitor and control such exposures. Our Compensation Committee evaluates the risks presented by our compensation programs and our management succession plans and analyzes these risks when making compensation decisions. Our Nominating and Corporate Governance Committee evaluates whether the composition of our Board is appropriate to respond to the risks that we face, and our Corporate Development Committee evaluates the risks related to potential transactions outside of the ordinary course of our business. The roles of these committees are discussed in more detail below.
     Although the Board has delegated certain functions to various committees, each of these committees regularly reports to and solicits input from the full Board regarding its activities. In addition, all of our current independent directors serve on two committees, which provides the various committees insights into the risks being evaluated by the other committees.
     Audit Committee. The current members of our Audit Committee are Messrs. Ressner (Chair), de Pesquidoux, Floyd and Laube, and the Board has determined that each member of the Audit Committee is independent under current Nasdaq listing standards and the additional SEC independence rules for Audit Committee members. In addition, the Board has determined that each member of the Audit Committee qualifies as an audit committee financial expert within the meaning of applicable SEC regulations and is financially sophisticated for purposes of the Nasdaq listing standards. After the Annual Meeting and assuming that Messrs. Ressner, de Pesquidoux, Floyd and Laube are re-elected as directors and remain as members of our Audit Committee, all members of the Audit Committee will be financially sophisticated for purposes of the Nasdaq listing standards and will continue to qualify as audit committee financial experts for purposes of the SEC rules. During 2009, the Audit Committee met 10 times.
     During 2009, the Audit Committee consisted of Messrs. Ressner (Chair), Floyd, Laube and our former director, Robert V. Adams, until May 15, 2009, and Messrs. Ressner (Chair), de Pesquidoux, Floyd and Laube from May 15, 2009 through the end of the year.
     The Audit Committee assists the Board in fulfilling its oversight responsibilities for financial matters. Specifically, the Audit Committee assists the Board in overseeing:
•	the integrity of our financial statements;

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function;

•	the integrity of our systems of internal accounting and financial controls; and

•	our compliance with legal and regulatory requirements.
     The Audit Committee has sole authority for selecting, evaluating and, when appropriate, replacing our independent registered public accounting firm and meets privately, outside the presence of management, with our independent registered public accounting firm to discuss, among other matters, our internal accounting control policies and procedures and the financial statements included in our annual reports on Form 10-K and quarterly reports on Form 10-Q. The committee also reviews and approves in advance the services provided and fees charged by our independent registered public accounting firm.
     As part of its oversight role with respect to our financial statements and the public disclosure of our financial results, our Audit Committee regularly reviews and discusses with our management the financial statements included in our annual reports on Form 10-K and quarterly reports on Form 10-Q, our quarterly earnings releases and the financial guidance we provide to analysts and ratings agencies. Our Audit Committee also regularly meets in separate executive sessions with our Chief Financial Officer, our Chief Accounting Officer and other members of our executive management team. In addition, our Audit Committee, among other things, is responsible for monitoring the operation of our disclosure committee, reviewing our disclosure controls and procedures with our Chief Executive Officer and Chief Financial Officer, reviewing our risk management and risk assessment policies and discussing, at least annually, with our General Counsel or outside legal counsel the effectiveness of our legal compliance programs and other legal matters.
     The Audit Committee operates pursuant to a written charter approved by our Board, a copy of which is available on our website (www.tekelec.com).
     Compensation Committee. The current members of the Compensation Committee are Ms. Mills (Chair), Messrs. Floyd and Kaplan and Dr. Prabhu, each of whom served as a member of the Compensation Committee throughout 2009. The Board has determined that each member of the Compensation Committee is independent under current Nasdaq listing standards. During 2009, the Compensation Committee met seven times and acted two times by unanimous written consent.
     The Compensation Committee is responsible for overseeing and advising the Board with respect to our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive compensation and equity-based plans. The Compensation Committee:
•	approves and, where applicable, recommends to the Board for approval the compensation and benefits for the Chief Executive Officer and our other executive officers;

•	approves, recommends to the Board for approval and, where applicable, administers our equity-based and non equity-based incentive and compensation plans;

•	develops, with respect to the Chief Executive Officer, and reviews with respect to the other executive officers, our management succession planning; and

•	generally supports the Board in carrying out its responsibilities relating to director, officer and employee compensation.
     In the event the Board does not approve the recommendations of our Compensation Committee regarding executive officer compensation, such matters will be referred to the independent members of our Board of Directors who will make the final determination regarding such compensation.
     Although our Compensation Committee has not been authorized to delegate its duties and responsibilities to other persons, our Compensation Committee has the authority in its discretion to retain independent compensation consultants and outside advisors to assist the committee in carrying out its duties and responsibilities.

     Our Compensation Committee from time to time meets with our Chief Executive Officer and also occasionally meets with other members of management to discuss and obtain recommendations with respect to our compensation practices and programs for our officers and employees. Although Mr. Plastina, our Chief Executive Officer, is a member of our Board of Directors, he does not participate in any discussions or decisions of the Board or Compensation Committee regarding the setting of his salary or the award of any bonus or the grant of any equity incentive to him.
     Our Compensation Committee also evaluates risks presented by our compensation programs, policies and practices for our employees as to whether they are reasonably likely to have a material adverse effect on our company.
     The Compensation Committee’s duties and responsibilities are governed by a written charter approved by the Board, a copy of which is available on our website (www.tekelec.com).
     Nominating and Corporate Governance Committee. The current members of the Nominating and Corporate Governance Committee are Messrs. Laube (Chair) and Ressner and Ms. Mills. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent under current Nasdaq listing standards. During 2009, the Nominating and Corporate Governance Committee met six times.
     During 2009, the Nominating and Corporate Governance Committee consisted of Messrs. Kaplan and Laube, Ms. Mills and our former director, Robert V. Adams (Chair), until May 15, 2009, and Messrs. Kaplan (Chair) and Laube and Ms. Mills from May 15, 2009 through February 26, 2010 after which it consisted of Messrs. Laube (Chair) and Ressner and Ms. Mills.
     The Nominating and Corporate Governance Committee’s responsibilities include the following:
•	recommending to the Board individuals qualified to serve as directors and as members of committees of the Board of Directors;

•	advising the Board with respect to Board composition, procedures, committees and related matters;

•	reviewing and reassessing our corporate governance guidelines; and

•	overseeing the review and evaluation of the Board’s performance.
     The Nominating and Corporate Governance Committee recommends to the Board the slate of directors to be elected at our annual meetings. The Nominating and Corporate Governance Committee considers candidates for director nominees recommended by our directors, officers and shareholders. The Nominating and Corporate Governance Committee discusses the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered. Although there are no stated minimum criteria for director nominees, in evaluating director candidates, the Nominating and Corporate Governance Committee considers factors that are in our best interests and the best interests of our shareholders, including, among others:
•	the knowledge, experience, integrity and judgment of possible candidates for nomination as directors, including with respect to our industry and the risks that we face;

•	the potential contribution of each candidate to the diversity of backgrounds, experience and competencies which we desire to have represented on the Board; and

•	each candidate’s ability to devote sufficient time and effort to his or her duties as a director.
     Pursuant to its charter, the Nominating and Corporate Governance Committee considers the diversity of backgrounds, experience and competencies of director nominees as they relate to existing representation on the Board. The current members of the Board have diverse educational backgrounds and career experiences and represent different genders and geographies. The Board evaluates the diversity of the Board during the annual self-assessment process.
     The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants. From time to time, the Nominating and Corporate Governance Committee has retained independent consultants to provide information to the committee regarding Board composition, to assist the committee in identifying and evaluating qualified individuals to be considered for appointment as directors and to provide guidance to the committee and the Board in connection with the evaluation of the performance of members of the Board and its committees.
     The Nominating and Corporate Governance Committee considers nominees recommended by shareholders for election to the Board, provided the names of such nominees, accompanied by relevant biographical information, are submitted in accordance with our Bylaws. If you wish to recommend a director candidate, please send the following information to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Tekelec, 5200 Paramount Parkway, Morrisville, North Carolina 27560:
•	the name of the candidate and a summary of the candidate’s background and qualifications;

•	the contact information for the candidate and a document showing the candidate’s willingness to serve as a director if elected; and

•	a signed statement in which you give your current status as a shareholder and in which you indicate the number of shares of our Common Stock that you beneficially own.
     The Nominating and Corporate Governance Committee makes a preliminary assessment of each proposed nominee based upon the candidate’s background and qualifications, an indication of the individual’s willingness to serve and other information. The Nominating and Corporate Governance Committee evaluates this information against the criteria described above and our specific needs at that time. Based upon a preliminary assessment of the candidates, those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee determines which nominees to recommend to the Board to submit for election at the next annual meeting. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.
     The Nominating and Corporate Governance Committee’s duties and responsibilities are governed by a written charter approved by the Board, a copy of which is available on our website (www.tekelec.com).
     Corporate Development Committee. The current members of the Corporate Development Committee are Dr. Prabhu (Chair), and Messrs. Buckly, de Pesquidoux and Ressner. Mr. Plastina is also a non-voting ex officio member of the committee. The Corporate Development Committee met seven times during 2009. The Corporate Development Committee assists and advises our management with respect to corporate development alternatives outside the ordinary course of business and strategic alternatives under consideration from time to time by either our management or the Board, including with respect to the risks related to such alternatives.
     During 2009, the Corporate Development Committee consisted of Messrs. Kaplan (Chair and until May 15, 2009), Buckly, de Pesquidoux and Ressner, Dr. Prabhu (Chair since May 15, 2009) and (until May 15, 2009) our former director, Robert V. Adams.

Compensation of Directors
     The following table shows compensation information for our current and former non-employee directors for 2009.
Director Compensation for 2009

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation	Total
Name	($)	($)(1) (2)	($) (2)	($)	($)
Robert V. Adams(3)	$34,000	—	—	$11,866 (4)	$45,866
Ronald W. Buckly	54,000	$127,840	—	—	181,840
Mark A. Floyd	138,000	127,840	—	—	265,840
Martin A. Kaplan(5)	67,775	127,840	—	—	195,615
David R. Laube	62,000	127,840	—	—	189,840
Carol G. Mills	70,000	127,840	—	—	197,840
Hubert de Pesquidoux	38,489	287,640	—	—	326,129
Krish A. Prabhu	62,775	127,840	—	—	190,615
Michael P. Ressner	74,000	127,840	—	—	201,840

(1)	The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Compensation — Stock Options (“ASC Topic 718”) of the restricted stock units, or RSUs, granted to each of our directors. The assumptions made in determining these values are set forth in Note 13 to our 2009 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Commission on February 25, 2010.

(2)	As of December 31, 2009, our current and former non-employee directors held the following numbers of unvested RSUs granted under the Amended and Restated 2003 Equity Incentive Plan (“2003 Plan”) and stock options granted under our former Amended and Restated Non-Employee Director Stock Option Plan (the “Director Plan”), which was terminated in May 2008:

Name	Unvested RSUs Outstanding	Stock Options Outstanding
Robert V. Adams	—	—
Ronald W. Buckly	8,000	20,833
Mark A. Floyd	8,000	34,063
Martin A. Kaplan	8,000	32,500
David R. Laube	14,667	—
Carol G. Mills	8,000	35,000
Hubert de Pesquidoux	18,000	—
Krish A. Prabhu, Ph.D.	14,667	—
Michael P. Ressner	8,000	42,500

(3)	Mr. Adams ceased to serve on our Board of Directors on May 15, 2009.

(4)	This compensation reflects the purchase price of our gift to Mr. Adams in connection with his retirement from the Board.

(5)	Mr. Kaplan has decided not to stand for re-election at the Annual Meeting, and his last day as a member of our Board will be the date of the Annual Meeting, May 14, 2010.
     We currently pay quarterly retainers to each of our non-employee directors for service on our Board and for service on committees of the Board. We also pay additional quarterly retainer amounts to our Chairman of the Board and to the Chairpersons of our Board committees. We do not pay meeting attendance fees to any of our directors.

     The below table summarizes the amounts of the quarterly retainers that we currently pay to our non-employee directors, which are the same as the quarterly retainers that we paid to them in 2009:

				Nominating
				and
				Corporate	Corporate
	Board of	Audit	Compensation	Governance	Development
Retainers and Fees	Directors	Committee	Committee	Committee	Committee
Quarterly Retainer (Non-Chair)	$12,500	$2,000	$1,250	$1,000	$1,000
Quarterly Retainer (Chair)	31,250	5,000	4,000	2,500	2,500
     We currently anticipate that we may in the future permit our non-employee directors to elect to receive some or all of their retainer fees in the form of equity compensation instead of cash.
     We also reimburse all directors for reasonable expenses incurred in connection with attending Board and committee meetings and certain training courses relevant to their service on the Board.
     Our non-employee directors are eligible to receive grants of equity awards under our 2003 Plan. The 2003 Plan provides for the grant to eligible persons of stock options, share appreciation rights (“SARs”), restricted stock awards (“RSAs”) and RSUs, including performance-based RSUs (“PRSUs”). In February 2009, the Board approved an annual equity grant, effective as of the date of the 2009 Annual Meeting, of 8,000 RSUs to each of our non-employee directors who was re-elected at the 2009 Annual Meeting. The RSUs will vest one year after the date of our 2009 Annual Meeting as long as the director remains a non-employee director through the vesting date. In April 2009, the Board also approved equity grants, effective as of the date of the 2009 Annual Meeting, to Mr. de Pesquidoux, who was first elected as a director at the 2009 Annual Meeting, for (i) 8,000 RSUs that will vest one year after the date of our 2009 Annual Meeting as long as Mr. de Pesquidoux remains a non-employee director through the date of the Annual Meeting and (ii) 10,000 additional RSUs that vest in three equal annual installments after the grant date as long as Mr. de Pesquidoux remains a non-employee director through the applicable vesting date.
     In February 2010, the Board approved an annual equity grant, effective as of the date of the Annual Meeting, of 8,000 RSUs to each of our non-employee directors who is re-elected at the Annual Meeting. The RSUs will vest on the earlier of the one-year anniversary of our 2010 Annual Meeting or the date of our 2011 Annual Meeting as long as the director continues to serve as a non-employee director through the vesting date. We expect that the Board, upon the recommendation of the Compensation Committee, will continue to approve annual equity grants under the 2003 Plan (such as stock options, RSUs and/or other equity awards) to our non-employee directors in years subsequent to 2010.
Shareholder Communications with the Board of Directors
     We have implemented a process by which our shareholders may send written communications to the Board’s attention. Any shareholder wishing to communicate with the Board, any of its committees or one or more of its individual directors regarding our company may do so by sending a letter addressed to the Board, the particular committee or the individual director(s), c/o Tekelec Corporate Secretary, 5200 Paramount Parkway, Morrisville, North Carolina 27560. We have instructed the Corporate Secretary to promptly forward all communications so received directly to the full Board, the committee or the individual Board member(s) specifically addressed in the communication.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
     The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference in such filing.
     All directors who are members of the Audit Committee are independent under current Nasdaq listing standards and meet applicable financial experience requirements. The duties, responsibilities and operation of the Audit Committee are governed by a written charter, a copy of which is available on Tekelec’s (the “Company”) website at www.tekelec.com.
     The Audit Committee is responsible for overseeing management’s financial reporting practices and internal controls. Management has the primary responsibility for the Company’s financial statements and the financial reporting process, including internal controls, and is responsible for reporting on the effectiveness of the Company’s internal control over financial reporting. The Company’s management is responsible for the preparation and integrity of the Company’s financial statements and its financial reporting and control processes and procedures, including its system of internal controls and disclosure controls and procedures. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting. PricewaterhouseCoopers LLP is responsible for expressing an opinion as to the conformity of the financial statements with accounting principles generally accepted in the United States of America and for expressing an opinion on the Company’s maintenance of effective internal control over financial reporting as of the end of its reporting period.
     In the performance of our oversight function, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and PricewaterhouseCoopers LLP. We discussed with management and with PricewaterhouseCoopers LLP their judgments as to both the quality and the acceptability of the Company’s accounting principles, the reasonableness of significant judgments reflected in the financial statements and the clarity of the disclosures in the financial statements. During 2009, we continued to monitor the progress and results of the testing pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 of the Company’s internal control over financial reporting. As part of our oversight responsibilities, we met periodically with the Company’s internal auditors and independent registered public accounting firm, separately and together and with and without management present, to discuss the adequacy and effectiveness of the Company’s internal control over financial reporting and the quality of the financial reporting process.
     We have also discussed with PricewaterhouseCoopers LLP the matters required by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including, among other items, matters related to the conduct by the independent registered public accounting firm of the integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting. We have also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and have discussed with PricewaterhouseCoopers LLP its independence from Tekelec.
     The Company’s management and PricewaterhouseCoopers LLP have more resources, time and detailed knowledge and information regarding our accounting, auditing, internal control and financial reporting practices than we do. The members of the Audit Committee rely without independent verification on the information provided to us and on the representations made by management and PricewaterhouseCoopers LLP. Accordingly, our oversight does not provide an independent basis, beyond the role of PricewaterhouseCoopers LLP described above, to determine that the Company’s management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board, that the financial statements are presented in conformity with accounting principles generally accepted in the United States of America or that PricewaterhouseCoopers LLP is in fact “independent.”
     Based on the review and discussions described in this report, and subject to the limitations on our role and responsibilities described above and in our charter, we recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC.
AUDIT COMMITTEE
Michael P. Ressner, Chairman
Hubert de Pesquidoux
Mark A. Floyd
David R. Laube

COMMON STOCK OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT
     The following table summarizes information regarding beneficial ownership of our Common Stock as of March 2, 2010 by (a) each person who is known to own beneficially more than 5% of the outstanding shares of our Common Stock, (b) each of our directors and nominees for director, (c) each of the executive officers named in the Summary Compensation Table below and (d) all current directors and executive officers as a group:
     Beneficial ownership is determined in accordance with the applicable rules of the SEC and includes voting or investment power with respect to shares of our Common Stock. Shares of our Common Stock issuable pursuant to SARs and options that are exercisable or become exercisable, and RSUs that vest, within 60 days after March 2, 2010 are deemed to be beneficially owned by the person holding the SAR, option or RSU for purposes of calculating the percentage ownership of that person but are not deemed outstanding for purposes of calculating the percentage ownership of any other person. The information set forth below is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of our Common Stock beneficially owned by them, except, where applicable, to the extent authority is shared by spouses under community property laws.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned		Percent of Class
Kensico Capital Management Corporation	6,637,021	(2)	9.8%
55 Railroad Avenue, 2nd Floor Greenwich, CT 06830-6378

Brookside Capital Trading Fund, L.P.	6,296,298	(3)	9.3%
111 Huntington Avenue Boston, MA 02199

BlackRock, Inc.	6,189,642	(4)	9.1%
40 East 52nd Street New York, NY 10022

Katelia Capital Investments Ltd.	6,133,922	(5)	9.1%
Trident Chambers P.O. Box 146, Road Town Tortola, British Virgin Islands

Dansington Corp.	4,275,650	(6)	6.3%
Bayside Executive Park Building No. 1 West Bay Street P.O. Box N-4837 Nassau, Bahamas

Franco Plastina	832,183	(7)	1.2%

Ronald J. de Lange	261,903	(8)	*

William H. Everett	85,573	(9)	*

Stuart H. Kupinsky	17,970	(10)	*

Mark A. Floyd	49,563	(11)	*

Wolrad Claudy	43,458	(12)	*

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned		Percent of Class
Carol G. Mills	43,000	(13)	*

Michael P. Ressner	42,500	(14)	*

Martin A. Kaplan	38,000	(15)	*

Ronald W. Buckly	20,833	(16)	*

Krish A. Prabhu	11,333		*

David R. Laube	10,000		*

Hubert de Pesquidoux	—		—

All current directors and executive officers as a group (15 persons)	1,459,229	(17)	2.1%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of each beneficial owner is care of Tekelec, 5200 Paramount Parkway, Morrisville, North Carolina 27560.

(2)	Based on an amended Schedule 13G filed on February 16, 2010, wherein Kensico Capital Management Corporation, Michael Lowenstein and Thomas J. Coleman reported that, as of December 31, 2009, they had shared voting and dispositive power as to these shares.

(3)	Based on an amended Schedule 13G filed on February 16, 2010, wherein Brookside Capital Trading Fund, L.P. reported that, as of December 31, 2009, it had sole voting and dispositive power as to these shares.

(4)	Based on a Schedule 13G filed on January 29, 2010, wherein BlackRock, Inc. reported that, as of December 31, 2009, it had sole voting and dispositive power as to these shares.

(5)	Based on a Schedule 13G filed on March 10, 2010, wherein Katelia Capital Investments Ltd. (“Katelia Capital”), as the record owner of the shares, The Katelia Trust, as the principal beneficial owner of Katelia Capital, Butterfield Trust (Switzerland) Limited, as trustees of The Katelia Trust, and Laurent Asscher, as an advisor to Katelia Capital, reported that as of March 2, 2010, they shared voting and dispositive power as to these shares.

(6)	Based on a Schedule 13G filed on March 10, 2010, wherein Dansington Corp., as the record owner of the shares, The Tango Trust, as the principal beneficial owner of the equity interest in Dansington Corp., and Pictet Overseas Trust Corporation Limited, as trustees of The Tango Trust, reported that as of March 2, 2010, they shared voting and dispositive power as to these shares.

(7)	Includes 656,750 shares subject to SARs held by Mr. Plastina, which are exercisable or become exercisable within 60 days after March 2, 2010.

(8)	Includes 200,000 shares subject to options held by Mr. de Lange, which are exercisable or become exercisable within 60 days after March 2, 2010, and 27,250 SARs held by Mr. de Lange, which vest within 60 days after March 2, 2010.

(9)	Includes 56,248 shares subject to options held by Mr. Everett, which are exercisable or become exercisable within 60 days after March 2, 2010.

(10)	Includes 7,063 shares subject to SARs held by Mr. Kupinsky, which are exercisable or become exercisable within 60 days after March 2, 2010.

(11)	Includes 31,563 shares subject to options held by Mr. Floyd, which are exercisable or become exercisable within 60 days after March 2, 2010.

(12)	Includes 17,500 shares subject to options held by Mr. Claudy, which are exercisable or become exercisable within 60 days after March 2, 2010, and 8,500 SARs held by Mr. Claudy, which vest within 60 days after March 2, 2010.

(13)	Includes 35,000 shares subject to options held by Ms. Mills, which vest within 60 days after March 2, 2010.

(14)	Consists of 42,500 shares subject to options held by Mr. Ressner, which vest within 60 days after March 2, 2010.

(15)	Includes 30,000 shares subject to options held by Mr. Kaplan, which are exercisable or become exercisable within 60 days after March 2, 2010.

(16)	Consists of 20,833 shares subject to options held by Mr. Buckly, which are exercisable or become exercisable within 60 days after March 2, 2010.

(17)	Includes 1,147,334 shares subject to options or SARs held by all current directors and executive officers as a group, which options and SARs are exercisable or become exercisable within 60 days after March 2, 2010.

EXECUTIVE OFFICERS
     Our current executive officers, and certain information about them as of April 1, 2010, are described below:

Name	Age	Title
Franco Plastina	47	President and Chief Executive Officer
Stuart H. Kupinsky	42	Senior Vice President, Corporate Affairs and General Counsel
Ronald J. de Lange	51	Executive Vice President, Global Product Solutions
Wolrad Claudy	46	Senior Vice President, Global Sales
David K. Rice	51	Senior Vice President, Operations
Gregory S. Rush	42	Vice President, Corporate Controller, Chief Accounting Officer and Interim Chief Financial Officer
Marykay Wells	47	Vice President, Information Technology and Chief Information Officer
     Our Board of Directors appoints our officers who then serve at the discretion of the Board. For information concerning Mr. Plastina, see “Directors” above.
     Mr. Kupinsky joined us as Senior Vice President, Corporate Affairs and General Counsel in April 2007. From March 2006 until April 2007, Mr. Kupinsky served as Senior Vice President, General Counsel and Secretary of Cadence Innovation LLC, an automotive supplier which in August 2008 filed a voluntary petition for relief under the reorganization provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. From September 2002 until February 2006, Mr. Kupinsky served as Senior Vice President, General Counsel and Secretary of Exide Technologies, a provider of stored electrical energy solutions.
     Mr. de Lange joined us as President and General Manager, Network Signaling Group in July 2005. He served in that capacity until October 2007 when he became Executive Vice President, Global Product Solutions. From 1980 until March 2005, Mr. de Lange held various technical and management positions with Lucent Technologies, where he most recently served as Vice President, Convergence Solutions from January 2004 until March 2005 and as Vice President and General Manager, OPENet Solutions from June 2001 until December 2003.
     Mr. Claudy, who is based in Frankfurt, Germany, joined us as Managing Director of Europe, Middle East and Africa (EMEA) in October 2003 and became Managing Director of Europe, Africa, Asia, Australia and India in June 2006. Mr. Claudy served in that capacity until the Board appointed him as Senior Vice President, Global Sales in May 2008.
     Mr. Rice joined us as Senior Vice President, Global Operations in July 2006. From 1984 until joining us, Mr. Rice was employed by Nortel Networks, where he held a number of management positions in operations, including Vice President, Global Materials Management from October 2005 until June 2006, and Vice President, Wireless/Optical Supply Chain Operations from February 1999 until October 2005.
     Mr. Rush joined us as Vice President and Corporate Controller in May 2005 and became Vice President, Corporate Controller and Chief Accounting Officer in May 2006. In March 2010, following the retirement of our Chief Financial Officer, William H. Everett, Mr. Rush became our interim Chief Financial Officer to serve in that position until Mr. Everett’s successor is appointed. From May 2000 until joining us, Mr. Rush served as Senior Director of Finance, External Reporting and Acquisitions of the software company Siebel Systems, Inc.

     Ms. Wells joined us as Vice President, Information Technology and Chief Information Officer in May 2007. From March 1998 until joining us, Ms. Wells held various positions at Nortel Networks, where she most recently served as interim Chief Information Officer from January 2007 until May 2007 and as Vice President of Global Systems from December 2004 until January 2007.
COMPENSATION DISCUSSION AND ANALYSIS
Overview
     In this section of the Proxy Statement, we explain our compensation philosophy and objectives and the process by which we determine the compensation of our President and Chief Executive Officer, our Chief Financial Officer, and the three other executive officers (the “named executive officers”) named in the “Summary Compensation Table” included in this Proxy Statement. We also provide a brief overview of the executive compensation programs applicable to our executive officers, including our named executive officers, and discuss and analyze the specific decisions made regarding the 2009 compensation of our named executive officers and the compensation that has been paid to them as a result of those decisions.
     Executive Summary. Our executive compensation program is designed to enhance shareholder value by attracting and retaining the executive talent necessary to run our company and linking our executive officers’ compensation to our performance. In furtherance of these goals, here are some of the key actions we took during 2009 and the beginning of 2010:
•	We continued our balancing of long-term equity compensation and short-term cash compensation during 2009 and 2010 by granting restricted stock units (“RSUs”), performance-based restricted stock units (“PRSUs”) and share appreciation rights (“SARs”) to our named executive officers in addition to establishing a cash bonus plan. In 2009 the Company’s performance resulted in a 112% payment under the cash bonus plan, but the Company fell short of the established PRSU targets for revenue, resulting in the executive officers earning a payout under the 2008 and 2009 target PRSU grants of 65.2% and 88.8%, respectively.

•	We did not increase our named executive officers’ 2009 and 2010 base salaries from their base salary levels in 2008.

•	We did not award discretionary bonuses to any of our named executive officers for 2009.

•	We did not increase our named executive officers’ target bonus opportunities for 2009 and 2010 from their target bonus opportunity levels for 2008.

•	We adopted stock ownership guidelines for our executive officers and outside directors to further align their interests with those of our shareholders.

     Named Executive Officers. The following executives were our named executive officers for 2009:

Name	Position
Franco Plastina	President and Chief Executive Officer
William H. Everett	Executive Vice President and Chief Financial Officer
Ronald J. de Lange	Executive Vice President, Global Product Solutions
Stuart H. Kupinsky	Senior Vice President, Corporate Affairs and General Counsel
Wolrad Claudy	Senior Vice President, Global Sales
     Additionally, as discussed in more detail below, Mr. Everett resigned as our Executive Vice President and Chief Financial Officer effective March 31, 2010. We appointed Mr. Rush as our interim Chief Financial Officer to serve in that position until Mr. Everett’s successor is appointed.
     Objectives. The overall philosophy of our executive compensation program is pay for performance. We design our executive compensation programs to reward our executive officers for furthering our business objectives and for the execution of their specific duties as executive officers. The principal objectives of our executive compensation program are:
•	to attract, motivate and retain highly qualified, experienced individuals to manage and lead us by offering these individuals competitive compensation packages;

•	to link our executive officers’ short-term cash incentives to the achievement of measurable financial performance goals;

•	to link our executive officers’ long-term equity incentives to creating shareholder value; and

•	in general to align management’s interests with the long-term interests of our shareholders by rewarding them for enhancing shareholder value.
     Our Compensation Committee endeavors to balance our desire to achieve the above objectives with the need to structure cost-effective compensation programs. The Compensation Committee conducts an annual review of the compensation objectives and programs for our executive officers, generally in the first quarter of each fiscal year, to ensure that our objectives and programs continue to be aligned with our business objectives and compensation philosophies.
     Elements of Compensation. Compensation for our executive officers in 2009 consisted of the elements identified in the following table:

Short- or
Element	Objective	Key Features	Long-Term Focus
Base Salary	Provide a minimum, fixed level of cash compensation for our executive officers		Short-term

Cash Bonuses	Reward the achievement of our annual financial and operating objectives	Cash payments based on a formula and pre-defined targets for adjusted operating income, orders and revenue	Short-term

Short- or
Element	Objective	Key Features	Long-Term Focus
Long-term Equity Incentives	Align our executive officers’ long-term interests with those of our shareholders by rewarding officers for sustaining long-term company performance	Consists of a balance of RSUs, PRSUs and SARs	Long-term

Other Broad-Based Benefits	Provide a safety net of protection against the financial catastrophes that can result from illness, disability or death and to provide a reasonable level of severance compensation	Designed to represent a small part of our overall compensation package	Short- and Long-term
     Neither our Compensation Committee nor our Board has adopted any formal policies or guidelines for annual allocations of compensation between current and long-term compensation, between cash and equity incentive compensation or among different forms of cash and/or equity incentive compensation. Although our Compensation Committee does not use any formulaic policies that require any specific percentage mix of base salary, bonus and equity as part of total compensation, our Compensation Committee each year considers all of these elements when making specific compensation decisions for our executive officers. For 2009, our target allocations among base salary, bonus and equity awards reflected the importance of pay for performance in our compensation philosophy and a balanced approach designed to discourage risk-taking by our named executive officers (see “Process — Risk Management” below). While emphasizing pay for performance in 2009, however, the Compensation Committee recognized the need to continue to evaluate that objective, particularly as the objective affects the grant of equity awards.
Process
     Role of the Board and Compensation Committee. Our Board of Directors and the Compensation Committee of our Board share responsibility for determining and administering the compensation programs for our executive officers and for approving the compensatory terms and provisions of each officer’s employment with us. Our Board has fully delegated to the Compensation Committee responsibility for approving equity incentive grants to our employees, including our named executive officers, under our equity incentive plans. Our Board has also delegated to our Compensation Committee the responsibility of overseeing and advising the Board concerning our compensation and employee benefit plans and practices, including our executive compensation, incentive compensation and equity-based plans. On other matters, our Board, based on the recommendations of the Compensation Committee, is responsible for approving the base salary of our named executive officers, determining their bonus eligibility, approving the terms of our executive officer bonus plans, approving the award of plan-based and discretionary bonuses to our executive officers, approving the terms of our executive officer severance plans and approving our equity compensation plans. The Board’s involvement in the executive compensation process reflects the Board’s desire to oversee the non-equity component of compensation decisions regarding our executive officers. In the event the Board does not approve the recommendations of the Compensation Committee regarding such executive officer compensation, such matters will be referred to the independent members of our Board of Directors (as determined under Nasdaq listing standards) who will make the final determination regarding such compensation. No such matters were referred to the independent members of our Board during 2009 and, to date, no such matters have been referred to them in 2010.

     Risk Management. Our Compensation Committee endeavors to design our compensation programs to help ensure that these programs do not encourage our executive officers to take unnecessary and excessive risks that could harm our long-term value. We believe that the following components of our executive compensation program, which are discussed more fully below, discourage our executive officers from taking unnecessary or excessive risks:
•	Base salaries and benefits are sufficiently competitive and not subject to performance risk.

•	Incentive plans are weighted between short-term and long-term performance and cash and equity compensation, with a focus on long-term equity compensation.

•	Bonuses payable under our 2009 Executive Officer Bonus Plan (the “2009 Bonus Plan”) and our 2010 Executive Officer Bonus Plan (the “2010 Bonus Plan”) are capped at 150% of target awards and include multiple target measures that mitigate the risk of incenting adverse behaviors with respect to any one measure.

•	Long-term incentive awards vest no earlier than one year from the date of grant and consist of a mix of SARs, RSUs and PRSUs. SARs only have value if our share price increases, thus aligning our executives’ interests with the interests of our shareholders; time-based RSUs are not subject to performance risk, thus serving a retention function and discouraging unnecessary risk-taking; and PRSUs are only earned if we achieve certain financial objectives, thus serving both a retention and a performance function.

•	We have adopted stock ownership guidelines that require our executive officers and directors to hold a specified number of shares in our company, depending on the individual’s position with us and further aligning executive and director interests with shareholder interests.
     Management Participation. The Compensation Committee does not have the authority to delegate any of its responsibilities, except to individual members or to subcommittees of the committee, of which there have been none. Our Compensation Committee does, however, from time to time meet with our President and Chief Executive Officer and occasionally meets with other members of management, including our Chief Financial Officer, our General Counsel and Judith Barnett, our Vice President, Human Resources, to discuss and obtain recommendations with respect to our compensation practices and programs for officers and employees. For example, our Chief Executive Officer typically makes recommendations to the Compensation Committee with respect to base salary, bonus opportunity, and grant of long-term equity incentive awards for all executive officers other than himself. Although our management may make recommendations and proposals to the Compensation Committee for its consideration, our Compensation Committee is not bound by and does not always accept management’s recommendations and proposals. The Compensation Committee does, however, generally give consideration to our Chief Executive Officer’s evaluation of and recommendations regarding the other named executive officers because of his direct knowledge of each officer’s performance and contributions.
     Role of Independent Compensation Consultants. Our Compensation Committee, in carrying out its duties and responsibilities, has the authority in its discretion to retain independent compensation consultants to assist the committee. In recent years, the Compensation Committee has retained and utilized independent compensation consultants to assist us in determining compensation for our executive officers. For example, the committee engages consultants to (i) help us obtain and evaluate current executive compensation data for peer group companies and competitive market data in general and (ii)

advise the committee on executive and other compensation strategies and levels. Our independent compensation consultants report to and receive instructions from the Compensation Committee and meet regularly with the Compensation Committee, the Chairperson of the Compensation Committee and management in connection with our executive compensation programs.
     In 2009, the Compensation Committee retained Pearl Meyer & Partners, an independent compensation consultant (“Pearl Meyer”), which had also advised the committee for part of 2008, to advise the Compensation Committee in connection with compensation matters, including the compensation of our named executive officers. Specifically, Pearl Meyer has advised the Compensation Committee with regard to our 2009 executive compensation programs, including 2009 base salaries for named executive officers, the structuring of our 2009 Bonus Plan and the size, mix and terms of 2009 equity incentive grants to our named executive officers.
     While we consider the information and advice provided by our independent compensation consultants to be an important source of expertise in our review and setting of levels of executive compensation and in our review and establishment of executive compensation programs and plans, our Compensation Committee and Board are not bound by any recommendations made by our independent consultants.
     No member of the Board or any of our executive officers has an affiliation with Pearl Meyer. Pearl Meyer does not perform any other services for us, and all compensation payable to Pearl Meyer is paid by us.
Determining Executive Compensation
     Overview. In determining base salary, cash bonuses and equity incentive awards for each executive officer, the Compensation Committee uses the executive officer’s current level of compensation as a starting point. The Compensation Committee makes any adjustments to those levels based on the executive officer’s individual responsibilities and actual past business performance, how those responsibilities compare to those of our other executive officers and whether, based on responsibilities and performance, there is internal pay equity among our executive officers, including our named executive officers. Another factor in the Compensation Committee’s compensation decisions is the relative portions of target compensation that will consist of fixed salary as opposed to target bonus and long-term equity incentive compensation. The Compensation Committee also reviews market information to inform decisions regarding executive compensation arrangements, including the competitive reasonableness of arrangements, but does not solely base its decisions on targeting compensation to specific benchmarks against peer groups or survey data. The Compensation Committee believes that the nature of our business and the environment in which we operate require that we retain flexibility in setting compensation based on a consideration of all facts and circumstances relating to our business and each particular named executive officer.
     Role of Peer Groups and Surveys. The Compensation Committee uses peer groups and surveys to help gauge the competitive positioning of our compensation arrangements for our named executive officers and to serve as a point of reference in making its recommendations concerning executive compensation. Although our Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on comparisons to peer group or survey comparisons, the Compensation Committee believes that such data and compensation information are among the many factors that it should consider in determining the competitiveness and reasonableness of the elements of our executive compensation program. The data and information are also important to ensure our executive compensation program will compare favorably with the compensation programs of the types of companies with which we may compete for employees.

     For example, for 2008 and 2009, the Compensation Committee requested such competitive market pay data from its independent consultant. These analyses generally provide a view of market pay levels of executive officers having similar positions at peer group companies to our named executive officers at the 25th, 50th and 75th percentiles for (1) each component of direct compensation (salary, short-term incentives and the grant date value of long-term incentives), (2) total cash compensation (salary plus short-term incentives) and (3) total direct compensation (total cash compensation plus the grant date value of long-term incentives). The Compensation Committee also uses peer group data to help assess (i) the relative weighting of base salary, short-term incentive, and long-term incentives in the officer’s pay mix, (ii) the relationship between executive officer’s pay and the Company’s performance, and (iii) our annual equity grant rate and total potential dilution from our equity incentive plans.
     Given our unique focus within the telecommunications equipment industry, the global scope of our business, our customer base and the size of our company (relative to our key competitors and customers), it is difficult to develop an effective peer group for benchmarking executive compensation. For example, we have hired many of our senior executives from significantly larger companies in related industries to acquire the skills and abilities we need to lead and manage our complex global business. Nonetheless, based on the recommendation of our independent consultant, the Compensation Committee approved the following peer group as helpful in assessing our competitive positioning in 2008 and informing our pay decisions for 2009:

Acme Packet, Inc.	Ciena Corporation	Infinera
ADC Telecommunications, Inc.	Comtech Telecommunications Corp.	Sonus Networks, Inc.
ADTRAN, Inc.	Foundry Networks, Inc.	Starent Networks
ARRIS Group, Inc.	Harmonic Inc.	Sycamore
Bigband Networks Inc.
     Although the Compensation Committee also reviewed their business model, geographic footprint and market capitalization, these peer companies were selected based on their general comparability in terms of industry focus, primary customer base and revenue size.
     The Compensation Committee also reviewed executive compensation pay data derived from these peer companies and various compensation surveys (including the Radford Executive Compensation Survey, the Culpepper & Associates Top Management Compensation Survey, the Pearl Meyer CHiPS Executive and Senior Management Compensation Survey, the Mercer U.S. Executive Benchmark Database and the Watson Wyatt Survey Report on Top Management Compensation) to represent the 25th, 50th and 75th percentile market pay levels for comparable positions in comparable companies.
     Although the Compensation Committee considers a variety of relevant factors when making individual executive pay decisions, as a general guideline for the executive team as a whole, in 2008 and 2009 the Compensation Committee sought to position target total direct compensation between the 50th and 75th percentiles of the market data. The Compensation Committee believed that this range was reasonable to (i) overcome the limitations inherent in the peer group (including, among others, size, complexity and geographic footprint), (ii) allow for a continued ability to create a performance-leveraged pay mix by emphasizing short-term and long-term incentives while still providing a competitive salary and (iii) instill flexibility within the overall framework to account for all the other relevant factors, including but not limited to the unique attributes of the individual executive’s role at our company, his or her unique skills and abilities, internal equity considerations and retention concerns, among others.
     As the Compensation Committee began reviewing executive pay for 2010, it instructed Pearl Meyer to revisit and rebalance the peer group to result in greater comparability in terms of business model, technology life-cycle stage, geographic footprint and executive talent, while preserving an appropriate level of size comparability (which Pearl Meyer assessed by comparing the revenues of the companies in our peer group to the companies in the peer groups used by our key competitors). Based on these instructions and analysis, Pearl Meyer recommended and the Compensation Committee approved the following peer group as helpful in assessing our competitive positioning in 2009 and informing our pay decisions for 2010:

ADC Telecommunications, Inc.	F5 Networks Inc.	Sonus Networks, Inc.
ADTRAN, Inc.	Harmonic Inc.	Starent Networks
Blue Coat Systems Inc.	JDS Uniphase Corp.	Synopsys Inc.
Ciena Corporation	Mentor Graphics Corp.	Tellabs Inc.
Comtech Telecommunications Corp.	Riverbed Technology Inc.
     Elements of Compensation. The principal components of our executive compensation program are set forth below and are designed to be consistent with our compensation philosophy and objectives and to reward executive officers based on company and individual performance:
•	base salary;

•	short-term cash incentives in the form of bonuses;

•	long-term equity incentives, including grants of RSUs, PRSUs, SARs and stock options;

•	severance and change in control benefits; and

•	other employee benefits.
     Our executive compensation program incorporates these components because we consider the combination of these components to be necessary and effective in order to provide a competitive total compensation package to our executive officers and to meet the principal objectives of our executive compensation program.
     The market for talented, qualified and experienced telecommunications and technology-related executives is intensely competitive. Because of our relative size and complexity and the rapidly changing industry in which we compete, we seek to hire only highly qualified executives to lead and manage us. Our philosophy is to provide a total compensation program to our executive officers that is attractive and competitive overall with the compensation programs offered to executives at the companies with whom we compete for executive talent. Our Compensation Committee believes that the elements of our executive compensation program are individually and in the aggregate generally competitive with the compensation programs of those companies with whom we compete for executive talent.
2009 Compensation Determinations
     Overview
     In the first quarter of 2009, the Compensation Committee established base salaries, set performance objectives and bonus opportunities under the 2009 Executive Officer Bonus Plan and determined the equity awards for executive officers. The 2009 target compensation and actual compensation payouts for our named executive officers reflect the Compensation Committee’s goal of having a significant portion of every named executive officer’s total annual compensation be incentive-based in the form of cash bonuses and equity awards that depend on our financial performance and, in the case of equity awards, that depend on our stock price performance. Our 2009 performance-based cash and equity programs were structured to provide meaningful risk (including the forfeiture of the potential awards for our financial performance below threshold levels) and opportunities to earn additional equity compensation (for our performance above target levels) to our named executive officers. By linking executive compensation to our performance metrics that we believe drive shareholder value and to stock price performance through the appreciation of the value of equity grants, our 2009 compensation programs were designed to align the interests of our executive officers and our shareholders. Except for the service-based RSUs granted to our executive officers in 2009, our named executive officers only derive value from 2009 equity grants if shareholder value (or metrics that we believe drive that value) increases, and bonus opportunities similarly depended on Company performance measures that benefited us.
     Total Target Compensation
     Overview. The starting point for the Compensation Committee in determining our named executive officers’ compensation is determining the appropriate total target compensation (including base salary, target bonus, and equity incentives (based on market value and Black-Scholes valuation methodologies) that each executive officer should receive.
     The Compensation Committee’s strategy in 2009 was to position the total target compensation of our named executive officers between approximately the 50th and 75th percentiles of our peer group. The Compensation Committee also considered each executive officer’s duties and responsibilities as compared to those of our other executive officers; his or her individual performance; the level of compensation that would be required to ensure that we continued to retain the executive officer’s services; internal pay equity among our executive officers, including our named executive officers; and the advice of our independent compensation consultant.
     Individual Compensation Decisions. For fiscal 2009, the Compensation Committee made the following determinations of total target compensation with respect to each of our named executive officers, considering their individual contributions to our successful growth in 2008 as noted.
     Franco Plastina. The Compensation Committee set Mr. Plastina’s total target compensation for 2009 at $2,580,840, a 15.5% decrease from 2008. The decrease in Mr. Plastina’s total target compensation is attributable to a reduction in the total grant date value (at target levels) of his 2009 equity awards. Although the total value of his equity awards decreased, the addition of service-based RSUs as a component of 2009 (as compared to 2008) equity compensation enhanced the probability that Mr. Plastina would realize value, albeit reduced, as a result of the 2009 equity awards package. In determining Mr. Plastina’s total target compensation for 2009, the Compensation Committee considered his significant individual contributions to our financial and operating performance in 2008, including among other things his leadership in leveraging our installed base and established customer relationships to achieve record operating margins; overseeing the development and expansion of our Eagle®XG product families; efforts to secure new customers; expanding the breadth of our knowledge and expertise in communications technologies; focusing on continuing operating improvements to enhance our profitability; expanding our international product offerings; and extending our market reach through selected strategic marketing partnerships and acquisitions such as Estacado Systems, LLC (“Estacado”) and mBalance Group B.V. (“mBalance”). The Compensation Committee also considered the internal pay equity among our named executive officers. Total target compensation for our Chief Executive Officer for 2009 was approximately twice the average of the total target compensation amounts for our other named executive officers. The Compensation Committee believes that the differential for 2009 was appropriate given our Chief Executive Officer’s greater responsibilities and competitive requirements.
     William H. Everett. The Compensation Committee set Mr. Everett’s total target compensation for 2009 at $1,442,540, a 17.7% decrease from 2008. The decrease in Mr. Everett’s total target compensation is attributable to a reduction in the total grant date value (at target levels) of his 2009 equity awards. Although the total value of his equity awards decreased, the addition of service-based RSUs as a component of 2009 (as compared to 2008) equity compensation enhanced the probability that Mr. Everett would realize value, albeit reduced, as a result of the 2009 equity awards package. In determining Mr. Everett’s total target compensation for 2009, the Compensation Committee considered his significant individual contributions to our financial and operating performance in 2008, including among other things his leadership in negotiating a new revolving credit facility; identifying and implementing new ways to improve our operating efficiency and business processes to enhance profitability; preparing timely, accurate and high quality financial information; implementing and managing an effective cash collection program; overseeing issues related to failed auctions in our ARS portfolio; and acquiring and integrating Estacado and mBalance.
     Ronald J. de Lange. The Compensation Committee set Mr. de Lange’s total target compensation for 2009 at $1,347,540, a 26.9% decrease from 2008. The decrease in Mr. de Lange’s total target compensation was primarily the result of Mr. de Lange’s having received a grant of service-based RSUs and SARs during 2008 that was not repeated at the same level in 2009. The Committee did not grant service-based RSU and SAR awards to him at that level in 2009. In determining Mr. de Lange’s total target compensation for 2009, the Compensation Committee considered his significant individual contributions to our financial and operating performance in 2008, including among other things his leadership in developing and expanding our Eagle®XG products; leading our research and development activities for next generation products that resulted in 112 U.S. and foreign patent applications in 2008; marketing our expertise in control layer technologies, next generation network architectures and performance monitoring; and integrating Estacado and mBalance products into our product portfolio.
     Stuart H. Kupinsky. The Compensation Committee set Mr. Kupinsky’s total target compensation for 2009 at $1,187,460, a 3.5% decrease over 2008. The decrease in Mr. Kupinsky’s total target compensation is attributable to a reduction in the total grant date value (at target levels) of his 2009 equity awards. Although the total value of his equity awards decreased, the addition of service-based RSUs as a component of 2009 (as compared to 2008) equity compensation enhanced the probability that Mr. Kupinsky would realize value, albeit reduced, as a result of the 2009 equity awards package. In determining Mr. Kupinsky’s total target compensation for 2009, the Compensation Committee considered his significant individual contributions to our financial and operating performance in 2008, including among other things his leadership in expanding our risk management function; leading our contract negotiation efforts, including customer, vendor, and a new revolving credit facility; implementing the legal aspects of a stock repurchase program; overseeing issues related to failed auctions in our ARS portfolio; implementing Board governance initiatives; conducting government relations; completing the acquisition and facilitating the integration of Estacado and mBalance; and supervising the legal aspects of our international subsidiaries and expansion into new geographic markets.
     Wolrad Claudy. The Compensation Committee set Mr. Claudy’s total target compensation for 2009 at $1,334,983, a 26.8% increase over 2008 (based on a euro to dollar average monthly exchange rate of 1.281 for February 2009). The increase resulted primarily from increased equity grants in 2009 reflecting his promotion to officer status, which occurred in 2008. In increasing Mr. Claudy’s total target compensation for 2009, the Compensation Committee considered his significant individual contributions to our financial and operating performance in 2008, including among other things his leadership in expanding our geographic footprint by adding 17 new customers in 2008 (excluding the mBalance customer base) all outside of North America, and maintaining and expanding key distribution and marketing relationships with leading communications equipment suppliers and resellers.
     Allocation of Total Target Compensation. Once the Compensation Committee has determined total target compensation, it then determines the appropriate allocation among the elements of compensation. The Compensation Committee’s objective in 2009 was to achieve that level of compensation by trending base salaries toward the 50th percentile of market data comparisons and, in furtherance of our pay for performance objective, by implementing cash and equity incentive programs that would cause total target compensation to be positioned between the 50th and 75th percentiles of peer group total compensation.
     Base Salaries
     Overview. As discussed above, our Compensation Committee was responsible for recommending to the Board of Directors for its approval the 2009 base salaries for our named executive officers. Our Compensation Committee views base salaries as an opportunity for executive officers to earn a portion of their cash compensation for the services they perform that is not incentive compensation directly tied to our financial performance or to our stock price.
     2009 Base Salaries. Our Compensation Committee annually reviews, as it deems appropriate, the base salaries of our executive officers, typically during the first quarter of every year. In February 2009 and in an effort to control operating expenses in a challenging economic environment, upon the recommendation of the Compensation Committee, the Board determined that the 2008 base salaries of our named executive officers were sufficiently competitive and would remain in effect for 2009. The Compensation Committee determined that the named executive officers’ base salaries were, on average, at approximately the 55th percentile of companies included in our survey information, which we believe is consistent with the general guidelines established by the Compensation Committee for the position of our pay relative to the market. After the Board established annual base salaries for our named executive officers for 2009, our Compensation Committee periodically reviewed those salaries to ensure that they remained competitive and to take into account any exceptional performance and changes in responsibilities but did not make any further changes in base salary for 2009.

			% Increase Over	Market Pay
			2008 Base	Level
Named Executive Officers	2009 Base Salary		Salary	(50th %-tile)
Franco Plastina	$570,000		0%	$552,000
William H. Everett	$360,000		0%	$350,000
Ronald J. de Lange	$310,000		0%	$310,000
Stuart H. Kupinsky	$310,000		0%	$285,000
Wolrad Claudy	$271,743	(1)	0%	$295,000

(1)	Based on an average euro to dollar exchange rate of 1.393553 for 2009.
     In general, we believe that the base salary levels of our named executive officers for 2009 are appropriate within the context of the Compensation Committee’s philosophy and the desired balance among salary, short-term performance-based bonus compensation and long-term equity compensation elements. The Compensation Committee also believes that its base salary determinations regarding our Chief Executive Officer are consistent with the Compensation Committee’s objective to ensure that a relatively large proportion of the President and Chief Executive Officer’s total compensation be performance-based and not in the form of fixed salary. In general terms, we have managed base salaries toward the 50th percentile of market data comparisons, while variable pay is used to compete for talent and reward executives for performance.
     In 2009 and similar to other recent years, the base salary paid to our Chief Executive Officer was substantially greater than the base salaries paid to our other named executive officers, and we believe that the internal pay equities were consistent with our compensation objectives. By means of comparison, the amount by which Mr. Plastina’s base salary exceeded the base salaries of our other named executive officers ranged from approximately 58.3% in the case of Mr. Everett to approximately 109.8% in the case of Mr. Claudy. Our Compensation Committee believes that this differential in compensation is appropriate given the responsibilities of our President and Chief Executive Officer, competitive requirements and market data comparisons.
     2010 Base Salaries. In reviewing base salaries in 2010, the Compensation Committee considered each named executive officer’s 2009 base salary and the base salary and other compensation information for comparable companies in our peer group and the surveys. In light of the continued uncertain economic environment and as part of its philosophy of targeting base salaries for our executive officers toward the 50th percentile of our peer group, our Compensation Committee determined that the 2009 base salaries of our named executive officers were sufficiently competitive and would remain in effect for 2010. By keeping 2010 base salaries at the same level as 2009, the Compensation Committee furthered the objectives of our pay for performance compensation philosophy, under which a substantial portion of our executive officers’ total compensation should remain dependent on performance-based cash bonuses and long-term equity awards.
     In general, we believe that the base salary levels of our named executive officers for 2009 and 2010 are appropriate within the context of the Compensation Committee’s philosophy and the desired balance among salary, short-term, performance-based bonus compensation and long-term equity compensation elements.
     Cash Bonuses
     Overview. Our Compensation Committee and Board believe that a significant portion of each named executive officer’s annual compensation should be paid in the form of cash bonuses that are directly tied to our achievement of financial performance goals and that vary in amount based on the officer’s position and responsibilities. Our Compensation Committee believes that bonus plans can serve to motivate executive officers to achieve nearer term company performance goals, and that equity incentive awards are generally earned and/or vest over a longer term. Our officer bonus plans are now generally based on one-year measurement periods, with an interim measurement period and opportunity to earn a portion of the annual bonus in certain years, and the bonus payouts, to the extent earned, are made soon after the completion of the one-year performance period.
     Our bonus plans have not been approved by our shareholders, and the bonuses paid under the plans therefore are not intended to qualify as deductible performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which is discussed below under “Tax and Accounting Considerations.”
     2009 Bonus Plan.
     Overview. Generally, the higher the level of responsibility that an executive officer has, the greater the percentage of the officer’s target total cash compensation that consists of an opportunity to earn incentive cash bonuses. For 2009, based on our performance, our President and Chief Executive Officer’s total bonuses were equal to approximately 134.4% of his 2009 base salary and approximately 112% of his 2009 target bonus. The total cash bonuses for Messrs. Everett, de Lange and Kupinsky were equal to approximately 100.8%, 100.8%, and 78.4%, respectively, of their 2009 base salaries and approximately 112% of their 2009 target bonuses. The bonus payments are consistent with the Compensation Committee’s goal of having a greater proportion of the cash compensation of the Chief Executive Officer, as compared to other executive officers, be performance-based rather than in the form of base salary.

     In structuring the 2009 Bonus Plan, the Compensation Committee compared each executive officer’s proposed bonus opportunities to peer group information and to the bonus opportunities of our other named executive officers. The Compensation Committee targeted cash bonuses that would provide our executive officers with an opportunity to leverage their total cash compensation at approximately between the 50th and 75th percentiles of total cash compensation offered to executive officers in the comparable market data.
     The 2009 Bonus Plan, which was recommended by the Compensation Committee and approved by the Board in February 2009, included three targets relating to our financial performance: adjusted operating income, revenue and orders. Our performance goals are based on objectives in our internal business plan.
     Under the 2009 Bonus Plan, each of our named executive officers (other than Mr. Claudy) was eligible to receive a cash bonus equal to a percentage (at target levels ranging from 70% to 120%, depending on the officer’s title and responsibilities) of his base salary based on our financial performance as measured by the degree to which we attained the pre-set adjusted operating income, revenue and orders goals for such period. Given the difficult economic environment and the changes in the structure of the 2009 Bonus Plan, the Compensation Committee believed that it was appropriate to keep the target bonus opportunities for each named executive officer the same as under the officer bonus plan for 2008.
     The maximum aggregate bonus opportunity amounts for each named executive officer were capped at 150% of his target bonus amount and would have been earned had we achieved our revenue target and 120% or more of our adjusted operating income and orders targets.
     Unlike our bonus plan for 2008, the 2009 Bonus Plan does not include a bonus opportunity based on individual performance objectives. The Compensation Committee recommended the elimination of the individual performance component because it had formed a relatively low (20%) portion of the bonus opportunity and because the committee wanted to fully align our executive officers’ annual cash bonus incentives with our financial performance objectives. Our named executive officers will, however, continue to have individual objectives for which achievement is evaluated in their annual performance reviews.
     Bonus Opportunity. The Compensation Committee and the Board approved target adjusted operating income, revenue and orders objectives based on our internal operating plan. The bonus was then earned based on the extent to which the adjusted operating income, revenue and/or orders goals were achieved for the annual period. No bonus was payable based on performance below 80% of the target for any of the three measures, and the payment of all bonuses was conditioned on our achievement of at least 80% of the adjusted operating income measure. If the adjusted operating income threshold measure was achieved, then the 2009 Bonus Plan included matrices and formulas for determining the amounts of the bonuses payable under the Plan. By way of example:
•	if 80% of each of the three financial performance targets had been achieved, then 50% of the target bonus would have been earned;

•	if 90% of each target had been achieved, then 75% of the target bonus would have been earned;

•	if 100% of each target had been achieved, then 100% of the target bonus would have been earned; and

•	if 100% of the revenue target and 120% of the operating income and orders targets had been achieved, then 150% of the target bonus would have been earned.

     For performance up to 100% of the three targets, adjusted operating income performance was weighted more heavily than revenue and orders performance (which were weighted equally), reflecting our belief in the fundamental importance of balancing operating income performance with “top line” revenue and orders performance. For performance exceeding the adjusted operating income and orders targets, adjusted operating income performance was weighted more heavily than orders performance. The following table shows the weighting for each of the three targets:

	Target Weighting for	Target Weighting for
	Performance	Performance
Target	≥ 80% ≤ 100%	>100%
Adjusted Operating Income	50%	75%
Orders	25%	25%
Revenue	25%	0%
     For 2009, (i) the target adjusted operating income goal was $115,000,000, (ii) the target revenue goal was $480,000,000 and (iii) the target orders goal was $480,000,000. In setting such targets, the Board and the Compensation Committee focused on establishing targets for which attainment was not assured and which would require significant effort on the part of our named executive officers.
     In determining adjusted operating income performance for purposes of the 2009 Bonus Plan and in accordance with the requirements of the 2009 Bonus Plan, we added to income from continuing operations, as reflected in the consolidated statements of operations included in the periodic reports we filed with the Commission, the amounts of the following items: (i) bonus expense; (ii) stock-based compensation expense; (iii) amortization of purchased technology and other intangibles; (iv) acquired in-process research and development expense; and (v) costs associated with our restructuring activities.
     2009 Bonus Plan Results. We achieved approximately 111%, 98% and 90%, respectively, of our adjusted operating income, revenue and orders goals for 2009. Application of the plan formulas to our 2009 performance resulted in the payment to each named executive officer of approximately 112% of the target bonus for the annual period.
     The total amounts of the bonuses paid to our named executive officers under the 2009 Bonus Plan are set forth in the Summary Compensation Table. The following table shows additional information regarding target bonus amounts and bonus payouts under the 2009 Bonus Plan.

	Target	Target
Named	Bonus	2009	Actual 2009
Executive Officer	Opportunity	Bonus	Bonus
Franco Plastina	120%	$684,000	$766,080
William H. Everett	90%	324,000	362,880
Ronald J. de Lange	90%	279,000	312,480
Stuart H. Kupinsky	70%	217,000	243,040

     On occasion, we also award discretionary bonuses on a selective basis (and outside of any bonus plan program) to executive officers in recognition of extraordinary contributions by an officer, in order to retain the services of an officer or in connection with and as an incentive for an executive officer to join our company. In 2009, we did not award any such bonuses to our named executive officers.
     Clawbacks. Our President and Chief Executive Officer and our Chief Financial Officer are subject to Section 304 of the Sarbanes-Oxley Act of 2002, which provides that they will forfeit certain bonuses and profits in connection with a restatement of our financial statements that results from misconduct.
     Sales Commission Plan. Mr. Claudy, who does not participate in our executive officer bonus plans, is entitled to receive sales commissions based on a percentage of our sales. During 2009, Mr. Claudy’s target commission was 255,000 euros, or $355,356 based on an average euro to dollar exchange rate of 1.393553 during 2009.
     2010 Executive Officer Bonus Plan. In February 2010, upon the recommendation of the Compensation Committee, our Board approved our 2010 Bonus Plan under which eligible executive officers may earn cash bonuses based on the extent to which we achieve for each of the first six months of 2010 (the “Six-Month Period”) and for the full year 2010 certain pre-set threshold, target and maximum adjusted operating income, orders and revenue goals for 2010.
     The 2010 Bonus Plan is similar to our 2009 Bonus Plan that depended on Company performance, except that under the 2010 Bonus Plan, bonuses may be earned based on Company performance for the Six-Month Period as well as for the full year period. All payouts under the 2010 Bonus Plan are contingent upon the Company’s performing at or above 90% of its operating income target. Payments for performance against revenue and orders targets are contingent upon the Company’s performing at or above 90% of its operating income target and, independently, its revenue and orders targets. In order for officers to earn more than 100% of the target bonus amount, the Company must achieve at least 100% of each of its operating income, revenue and orders objectives for both the Six-Month Period and full year period. The 2010 Bonus Plan provides for a maximum bonus payout (at a level equal to 150% of an officer’s target bonus payout) in the event we achieve for the full year period at least 110% of each of the adjusted operating income and orders goals and at least 100% of our revenue goal. Under the 2010 Bonus Plan, we will calculate adjusted operating income for each of the Six-Month Period and the full 2010 year based on income from continuing operations and in the same manner in which adjusted operating income was computed for purposes of the 2009 Bonus Plan. Specifically, pursuant to the 2010 Bonus Plan, we will add to income from operations, as reflected in the periodic reports we filed with the Commission, the amounts of any bonus expense, stock-based compensation expense, restructuring charges, impairment charges, acquisition-related amortization and other charges, and certain unusual, non-recurring expense items. We may also decrease such income to adjust for any unusual, non-recurring income. We will disclose, in the proxy statement relating to our 2011 Annual Meeting, the nature of the actual adjustments made to our reported 2010 income from continuing operations in order to calculate adjusted operating income for 2010 for purposes of the 2010 Bonus Plan.
     Under the terms of the 2010 Bonus Plan, each of our named executive officers (other than Mr. Claudy) who is employed by us on the date on which bonuses are paid (and who meets other eligibility requirements), will be eligible to receive a cash bonus equal to a percentage of his or her base salary based on our financial performance as measured by the degree to which we attain the pre-set goals for each of the Six-Month Period and the full year period. As noted above, bonuses will be paid only if we achieve at least 90% of our operating income target.

     The total target annual bonuses payable under the 2010 Bonus Plan to Messrs Plastina, de Lange and Kupinsky are equal to 120%, 90% and 70%, respectively, of their 2010 annual base salaries, or $684,000, $279,000 and $217,000, respectively. The Compensation Committee maintained these target bonuses at the same level as our 2009 Bonus Plan. The 2010 target bonuses are based on our achievement of 100% of our three financial performance objectives.
     For achievement against the pre-set financial targets of less than or equal to 100%, 50% of the calculated bonus will be based on achievement of the operating income target, 25% will be based on achievement of the revenue target and 25% will be based on achievement of the orders target. For achievement against the pre-set financial targets of greater than 100% and provided that all targets are at least 100% achieved, 75% of the calculated bonus will be based on achievement of the operating income target and 25% will be based on achievement of the orders target. For the Six-Month Period, if the Company achieves 100% or more of each of its applicable operating income, revenue and orders targets, the officers will be entitled to receive 33% of their target annual bonuses.
     In the event that bonuses are earned for the Six-Month Period, such payments will be made at the time of payment of the full year bonus. Officers will be entitled to retain any bonuses that have been earned for the Six-Month Period in the event no full year bonuses are determined to be payable.
     Especially in view of the current global economic environment and, in particular, the level of telecommunications carrier capital expenditures, our Compensation Committee believes that the target performance goals under the 2010 Bonus Plan are aggressive, and that there is a significant possibility that the goals may not be achieved. We are not currently disclosing our specific operating income, orders and revenue objectives for the 2010 Bonus Plan because the numbers are derived from our confidential internal business plan and our 2010 performance period has not yet been completed. Disclosure of our specific objectives at this level of detail would provide our competitors with insights into our planning processes and business strategies and would cause us competitive harm. We also believe that the specific objectives for the current fiscal year are neither required to provide investors with a fair understanding of the named executive officers’ compensation for 2009 nor material to an investor’s understanding of our overall compensation programs and policies. We anticipate that in the proxy statement for our 2011 Annual Meeting and unless disclosure is not required because of the likelihood of competitive harm, we will provide investors with the operating income and orders objectives that have been established for purposes of the 2010 Bonus Plan.
     Our Board of Directors retains the right, upon the recommendation of the Compensation Committee, to amend or terminate the 2010 Bonus Plan at any time up until the filing of our Annual Report on Form 10-K for the year ending December 31, 2010.
     For 2010, we may also pay discretionary bonuses to our executive officers outside of the 2010 Bonus Plan, but no such bonuses are currently contemplated.
     Long-Term Equity Incentives
     Long-term equity incentives are key components of our executive compensation program. Our Compensation Committee believes that equity incentives help to provide a necessary balance to our executive compensation program, because such incentives motivate our management team to preserve and increase shareholder value and also encourage executive officer retention to the extent they are earned and/or vest over an extended period of time. In contrast, base salaries and cash bonuses typically focus on short-term compensation and performance and are set with the goal of attracting officers and adequately compensating them on a day-to-day basis for the services they perform. By having a large portion of a named executive officer’s target compensation payable as equity compensation, we believe that we strongly align our executives’ interests with the interests of our shareholders, and that this alignment benefits us in the longer term by incenting our executive officers to create long-term shareholder value while concurrently achieving short-term company performance goals.
     Our Board of Directors has delegated to our Compensation Committee the authority for administering our equity incentive plans and for granting and determining the terms of equity incentives awarded to our employees, including our named executive officers. The Board, however, periodically reviews with the Compensation Committee the types and levels of the equity grants that are made to our executive officers. Under the terms of our equity incentive plans, our Compensation Committee is authorized to grant equity incentives in the form of performance-based and serviced-based stock options, SARs, RSUs and RSAs. Our Compensation Committee views the award of equity incentives as an effective, valuable and necessary means and incentive to attract and retain key employees whose services are necessary for our future success, to align their interests with the long-term interests of our shareholders by rewarding performance that enhances shareholder value and to motivate them to create long-term shareholder value.
     Our Compensation Committee reviews and considers recommendations in appropriate circumstances by our Chief Executive Officer with regard to the grant of equity incentives to executive officers (other than the Chief Executive Officer) and other key employees whose contributions and skills are important to our long-term success.
     Prior to 2006, we used stock options as our principal equity incentive vehicle because stock options provided a relatively straightforward incentive and, under the accounting rules in effect at that time, resulted in more favorable accounting treatment to us relative to other forms of equity compensation. In 2006, our Compensation Committee changed our equity incentive grant practices consistent with prevailing industry trends and in order to, among other things, reduce the compensation expense that we are required to recognize for financial accounting purposes under GAAP. Instead of granting stock options, we began awarding time-based RSUs and stock-settled SARs to our executive officers upon commencement of their employment with us. SARs can provide value equivalent to that of stock options but result in the issuance of fewer shares upon exercise of the award. Because RSUs have value even if our stock price does not increase, we can typically include fewer shares in an RSU award (as compared to a stock option award, for example) and this results in less dilution to our shareholders. The shift to SARs and RSUs therefore also enables us to reduce the annual utilization rate of shares available for issuance under our equity incentive plans and to moderate the growth of our equity incentive overhang (i.e., the ratio of outstanding and reserved equity incentives to the outstanding shares of our Common Stock). We continue to evaluate the appropriate mix of long-term equity incentives in light of our pay for performance compensation philosophy and factors such as market and peer group trends in executive compensation.
     The Compensation Committee believes that annual equity incentive grants to our executive officers help to ensure the competitiveness and effectiveness of our executive pay program and that the compensation of our executive officers should depend in large part on equity grants structured to align the interests of shareholders and management. The Compensation Committee evaluates the forms, amounts and mix of our long-term equity incentive grants on an annual basis in terms of the incentive needs of the business, market competitiveness, emerging best practices and the program’s effectiveness at achieving stated objectives.
     Each executive officer typically receives an initial grant of equity incentives (consisting of a combination of time-based RSUs and stock-settled SARs) upon first joining us, and thereafter is eligible in the discretion of the Compensation Committee to receive an award of additional equity incentives. Although the number of equity incentives initially awarded to a new executive officer is individually negotiated, our Compensation Committee generally awards a number of equity incentives to a new officer within a range determined by and consistent with that officer’s position.
     Our Compensation Committee has previously considered granting additional equity incentives to employees, including executive officers, annually during the first calendar quarter of each year, but equity incentives are not awarded automatically and in any given year may be awarded, if at all, after the first quarter. Equity grants are generally made following the issuance of our annual earnings release. In determining the components, size and other terms of equity incentive grants to our named executive officers, the Compensation Committee considered a number of factors, including peer group data and competitive market data from our independent compensation consultant, the officer’s position and responsibilities, the business impact of the officer’s position, relative pay equity among our executive officers, previous equity incentive grants (if any) and the retention value of unvested equity incentive grants, promotions, individual experience and performance, the officer’s historic and current salary, the officer’s historic bonuses and current bonus opportunity, length of service to us and the availability of shares under our equity incentive plans. The Compensation Committee, with the assistance of its independent compensation consultant, also considered the grant date value of equity awards proposed to be granted to an individual executive officer calculated using the Black-Scholes methodology (for SARs) or based on such other assumptions as the Compensation Committee deemed reasonable. The Compensation Committee also considered input from management, including our legal, finance and human resources officers, and the recommendations of our Chief Executive Officer (other than with respect to his own awards). In making annual awards, the Compensation Committee also considered the fact that we generally have granted equity awards only annually, and that the size and terms of the grants should reflect the expected timing of future grants. The Compensation Committee does, however, from time to time also award equity incentives on a selective basis to executive officers in order to recognize individual achievements and contributions, a promotion or a significant change in job responsibilities or to encourage retention. Finally, the Compensation Committee focused on limiting our equity incentive overhang (defined as the sum of outstanding unexercised or unvested equity incentives plus equity incentives available for grant, divided by the outstanding shares of our Common Stock).
     SARs and time-based RSUs granted to our named executive officers generally vest in equal annual installments over four years, as long as the holder remains an employee with us except that historically new hire grants of SARs typically vest to the extent of 25% after one year of employment and then as to the remaining 75% in 12 equal quarterly installments thereafter. The time-based vesting provisions encourage the holder to remain an employee. Both SARs and RSUs are settled by delivery to the holder of shares of our Common Stock upon exercise (in the case of SARs) or vesting (in the case of RSUs). The base price of SARs is not less than the market price of our Common Stock on the date of grant. Like stock options, SARs only provide an executive officer with realizable compensation value if our stock price increases over the base price and our shareholders realize value. The effective date of any equity grant is always no earlier than the date on which our Compensation Committee approves the grant.
     The Compensation Committee believes that equity compensation should make up a greater portion of an officer’s compensation as his level of responsibility increases. For the 2009 equity grants, the Compensation Committee generally targeted total grant values so that a named executive officer’s total compensation (defined for this purpose as base salary, target bonus and the grant date value of equity awards) would be at approximately the 50th to 75th percentiles of market data for target performance.
     Prior to 2007, the Compensation Committee had not conditioned the vesting of equity incentives on the achievement of financial or operational goals or of individual performance objectives. In May 2007, the Compensation Committee established such a condition with respect to a grant to our Chief Executive Officer. In May 2008 and February 2009, in an effort to further increase the performance-based portion of our named executive officers’ compensation, the Compensation Committee granted long-term incentive compensation awards that consisted of an equity mix (i) in 2008 of approximately 50% of the grant value in the form of SARs and 50% of the grant value in the form of PRSUs and (ii) in 2009 of approximately 20% of the grant value in the form of SARs, 50% of the grant value in the form of PRSUs and 30% of the grant value in the form of service-based RSUs.
     In choosing to grant PRSUs in 2008 and 2009, the Compensation Committee took into account the fact that a significant portion of each named executive officer’s equity grants in recent years had been in the form of time-based RSUs. The Compensation Committee believed that the combination of SAR and PRSU awards in 2008, and of SAR, PRSU and service-based RSU awards in 2009, achieved its compensation objectives because the award packages were performance-based, included key operating measures (revenue in the case of the PRSUs), were dependent on stock price performance (in the case of the SARs) and, in the case of the 2009 service-based RSUs, served an important retention function. The Compensation Committee determined the appropriate mix among SAR, PRSU and service-based RSU awards in 2009 based upon an assessment of the executive officers’ existing holdings and prior grants; our goals to incent and retain our executive officers; market data and the recommendations of the Compensation Committee’s compensation consultant.
     SAR Awards. In February 2009, the Compensation Committee granted to Messrs. Plastina, Everett, de Lange, Kupinsky and Claudy 57,000, 34,000, 34,000 , 34,000 and 34,000 SARs, respectively. The SARs have an exercise price equal to the closing sales price of our Common Stock on the date of grant as reported on Nasdaq (i.e., $12.26). The SARs only have value if our stock price increases, and such a stock price increase also benefits our shareholders. The SARs have a six-year term and vest in annual installments over a four-year period and are therefore intended to serve as a performance incentive. The SARs granted to our named executive officers in February 2009 represented 81% of all of our SAR grants for 2009.
     Performance-Based RSUs.
     May 2008 PRSUs
     The PRSUs granted in May 2008 had a seven-quarter performance measurement period that ran from April 1, 2008 through December 31, 2009. Thus, the May 2008 PRSUs compensated officers with respect to both the 2008 and 2009 fiscal years. The target revenue objective for the May 2008 PRSUs was a total of $872,300,000 for the period beginning on April 1, 2008 and ending on December 31, 2009. The minimum and maximum revenue objectives were equal to 90% and 110%, respectively, of the target revenue objective. The number of PRSUs that could be earned by our named executive officers, at the target level, represented 14.5% of the total number of RSUs granted to our employees in 2008 (including the named executive officer target level PRSU grants). The Compensation Committee believes that revenue was a good measure of financial performance because revenue represents top line growth for us and is balanced by the operating income and orders targets in the annual bonus plan. We believe that our PRSU revenue targets drive superior performance without encouraging excessive risk-taking by our officers.
     The PRSUs are designed to reward the officer only if we achieve the revenue-based targets that were selected as metrics that should increase shareholder value. Although the PRSUs are performance-based, if we achieve the targets, the officer will receive value even if our stock price does not increase. Because of the seven-quarter performance period and the scheduling of the final vesting date for early 2011, the PRSUs are designed to serve a retention function as well as an incentive function.
     At the time the Compensation Committee set the revenue goals for the 2008 PRSUs, the Compensation Committee believed that the goals were achievable but not without significant effort on the part of the named executive officers. The targets were not changed in response to the significant worsening of macro-economic conditions following the May 2008 grant date.
     The number of PRSUs that would be earned by a named executive officer if the minimum revenue objective were met was equal to 50% of the target number of PRSUs. The number of PRSUs that would be earned if the maximum revenue objective were met was equal to 150% of the target number of PRSUs. Because we achieved revenues that fell between the minimum revenue objective and the target revenue objective, 65% of the target PRSUs became earned and eligible for vesting on a pro rata basis. The following table sets forth the specific numbers of PRSUs that would have become earned and eligible for time-based vesting for the named executive officers if the minimum, target or maximum revenue objectives had been achieved, as well as the actual number of PRSUs that were earned:

	Total Number of PRSUs Earned if:			Total
	Minimum	Target	Maximum	Number of
	Revenue	Revenue	Revenue	PRSUs
	Objective is	Objective is	Objective is	Actually
Named Executive Officer	Achieved	Achieved	Achieved	Earned:
Franco Plastina	25,000	50,000	75,000	32,598
William H. Everett	15,000	30,000	45,000	19,558
Ronald J. de Lange	12,500	25,000	37,500	16,299
Stuart H. Kupinsky	10,000	20,000	30,000	13,039
     The PRSUs vested 50% on February 25, 2010, the date we filed our Annual Report on Form 10-K for the year ended December 31, 2009 with the Commission, and the remainder of the PRSUs will vest on February 25, 2011, the one-year anniversary of that date. On the date of vesting, we issue to the officer shares of our Common Stock subject to the earned award, and no purchase price is paid.
     February 2009 PRSUs
     The PRSUs granted in February 2009 were similar to the PRSUs granted in May 2008, except that they had a one-year performance period beginning on January 1, 2009 and ending on December 31, 2009. We changed the performance period for our February 2009 PRSUs to one year in response to the difficulty in forecasting our future performance in light of the current economic environment.
     The target revenue objective for the February 2009 PRSUs was $480,000,000 for the 2009 fiscal year. The minimum and maximum revenue objectives were equal to 90% and 110%, respectively, of the target revenue objective. The number of PRSUs that could be earned by our named executive officers, at the target level, represented 23% of the total number of RSUs granted to our employees in 2009 (including the named executive officer target level PRSU grants). The Compensation Committee continues to believe that revenue was a good measure of financial performance during this period because revenue represents top line growth for us and is balanced by the operating income and orders targets in the annual bonus plan.
     The PRSUs are designed to reward the officer only if we achieve the revenue-based targets that were selected as metrics that should increase shareholder value. Although the PRSUs are performance-based, if we achieve the targets, the officer will receive value even if our stock price does not increase. Because of the one-year performance period and the scheduling of the vesting date for February 27, 2012, the PRSUs are designed to serve a retention function as well as an incentive function.

     At the time the Compensation Committee set the revenue goals for the 2009 PRSUs, the Compensation Committee believed that the goals were achievable but not without significant effort on the part of the named executive officers. The number of PRSUs that would be earned by a named executive officer if the minimum revenue objective were met was equal to 50% of the target number of PRSUs. The number of PRSUs that would be earned if the maximum revenue objective were met was equal to 150% of the target number of PRSUs. Because we achieved revenues that fell between the minimum revenue objective and the target revenue objective, 89% of the target PRSUs became earned and eligible for vesting on a pro rata basis. The following table sets forth the specific numbers of PRSUs that would have become earned and eligible for time-based vesting for the named executive officers if the minimum, target or maximum revenue objectives had been achieved, as well as the actual number of PRSUs that were earned:

	Total Number of PRSUs Earned if:			Total
	Minimum	Target	Maximum	Number of
	Revenue	Revenue	Revenue	PRSUs
	Objective is	Objective is	Objective is	Actually
Named Executive Officer	Achieved	Achieved	Achieved	Earned:
Franco Plastina	30,000	60,000	90,000	53,288
William H. Everett	17,000	34,000	51,000	30,196
Ronald J. de Lange	17,000	34,000	51,000	30,196
Stuart H. Kupinsky	14,500	29,000	43,500	25,756
Wolrad Claudy	17,000	34,000	51,000	30,196
     The PRSUs will vest on February 27, 2012. On the date of vesting, we will issue to the officer shares of our Common Stock subject to the earned award, and no purchase price will be paid.
     Time-Based RSUs. In February 2009, our Compensation Committee granted Messrs. Plastina, Everett, de Lange, Kupinsky and Claudy 30,000, 17,000, 17,000, 14,000 and 17,000 time-based RSUs, respectively. The RSUs vest in four equal annual installments commencing in February 2010, subject to the officer’s continued employment with us. The time-based RSUs (without performance conditions) give the officer the right to receive a specified number of shares of our Common Stock, at no cost to the officer, if the officer remains employed by us until the RSUs vest. The Compensation Committee deemed the grant of time-based RSUs to be appropriate for 2009 to help incentivize and retain its named executive officers given the uncertain and volatile global economy, which presents a relatively high degree of risk associated with SARs, which have value based solely on our stock price, and PRSUs, which can only be earned based on our performance.
     The time-based RSUs granted to the named executive officers in 2009 and any PRSUs earned by the named executive officers as a result of the 2009 grants will give an officer the right to receive a specified number of shares of our Common Stock, at no cost to the officer, if the officer remains employed by us until the RSUs and PRSUs vest. Because the value of an RSU or PRSU is equal to our stock price at any point in time, the compensation value of an RSU or PRSU varies directly with changes in our stock price from the date of grant. Although its value may increase or decrease with changes in the stock price during the period before vesting, the RSUs and any earned PRSUs will have value in the long term, encouraging retention. By contrast, the entire compensation value of a stock option or SAR depends on our future stock price appreciation. Accordingly, we believe that RSUs and PRSUs can deliver significantly greater share for share compensation value at grant than stock options or SARs. We do, however, believe that SARs will continue to be a part of our equity grants, particularly for new officers, and that we may also grant stock options in the future.
     2010 Equity Grants. In February 2010, the Compensation Committee granted to our named executive officers a combination of SARs, PRSUs and time-based RSUs. The Compensation Committee granted a mix of SARs, time-based RSUs and PRSUs so that, at target levels, the total grant date value of an officer’s 2010 equity awards consisted of approximately 23% of value in the form of SARs, 22% of value in the form of service-based RSUs and 55% of value in the form of PRSUs.
     Like the time-based RSUs granted in 2009, the time-based RSUs (without performance conditions) granted in 2010 give the officer the right to receive a specified number of shares of our Common Stock, at no cost to the officer, if the officer remains employed by us until the RSUs vest. The Compensation Committee deemed the grant of time-based RSUs to again be appropriate for 2010 to help retain its named executive officers given the uncertain and volatile global economy, which presents a relatively high degree of risk with regard to SARs, which have value based solely on our stock price, and with regard to PRSUs, which can only be earned based on our performance.
     Details regarding the 2010 equity grants to the named executive officers are set out below:
•	SARs. Mr. Plastina was granted 77,000 SARs, Mr. de Lange was granted 31,000 SARs, Mr. Kupinsky was granted 27,000 SARs and Mr. Claudy was granted 26,000 SARs. The SARs have a grant price of $16.52 (i.e., the closing sales price of our Common Stock on the date of grant as reported on Nasdaq) and vest in four equal annual installments commencing on February 26, 2011, subject to the officer’s continued employment with us.

•	Time-Based RSUs. Messrs. Plastina, de Lange, Kupinsky and Claudy were granted 26,000, 10,000, 9,000 and 9,000 time-based RSUs, respectively. The RSUs vest in four equal annual installments commencing on February 26, 2011, subject to the officer’s continued employment with us.

•	PRSUs. Messrs. Plastina, de Lange, Kupinsky and Claudy were granted 64,000, 26,000, 22,000 and 22,000 PRSUs (at target levels), respectively. The PRSUs will become earned and eligible for service-based vesting based on the extent to which we achieve minimum, target and maximum revenue objectives for the one-year period beginning on January 1, 2010 and ending on December 31, 2010. To the extent that the PRSUs are earned and become eligible for vesting, the PRSUs will vest in four equal annual installments commencing on the date that is five days after the date on which the Company files with the Commission its Annual Report on Form 10-K for the year ending December 31, 2010 and continuing on the same date in each of the three years thereafter, subject to the officer’s continued employment with us. The number of PRSUs that will be earned by a named executive officer if the minimum revenue objective is met is equal to 50% of the target number of PRSUs. The number of PRSUs that will be earned if the maximum revenue objective is met is equal to 150% of the target number of PRSUs. If we do not achieve at least the minimum revenue objective, the PRSUs will be forfeited in their entirety.
     Stock Ownership Guidelines. The Compensation Committee believes that our executive officers and outside directors should own and hold our Common Stock to further align their interests and actions with the interests of our shareholders. Therefore, in November 2009, the Compensation Committee adopted the following stock ownership guidelines for our executive officers and outside directors:

Target # of
Leadership Position	Shares
Outside Directors	4,000
President and Chief Executive Officer	100,000
Executive Vice President and Chief Financial Officer; Senior Vice President, Corporate Affairs and General Counsel; and Executive Vice President, Global Product Solutions	25,000
All other executive officers	10,000
     The Compensation Committee is responsible for monitoring compliance with the guidelines. To the extent that a director or executive officer does not already satisfy the applicable stock ownership requirement, he or she is expected to meet the target five years from the date of adoption. Newly appointed executive officers and outside directors will also have five years to come into compliance. Shares that count toward the ownership target include all shares directly or beneficially owned by the director or executive officer, except for stock options, SARs, unvested RSUs and unvested restricted stock. The Compensation Committee will annually review the ownership targets for reasonableness and may modify the guidelines from time to time.
Benefits
     We currently provide the following benefits to our named executive officers generally on the same basis as these benefits are provided to all of our domestic employees (except for differences in Mr. Claudy’s benefits discussed below):
•	401(k) Plan

•	Health, dental and vision insurance

•	Life insurance

•	Short and long-term disability

•	Vacation

•	Opportunity to participate in our Employee Stock Purchase Plan (under which shares of our Common Stock can be purchased at a 15% discount)
     Certain of our officers have in the past also received relocation benefits when joining us. The main objectives of our benefits program are to provide our employees with access to quality healthcare, insurance for protection from unforeseen events and an opportunity to save for retirement. We believe that these benefits enhance employee productivity and loyalty and overall are consistent with the benefits offered by other companies with whom we compete for executive officers. Other than our 401(k) Plan and a defined contribution plan that we maintain for the benefit of Mr. Claudy, who is a resident of Germany, we do not provide any pensions or other retirement benefits for our executive officers, and we do not generally provide material perquisites. Mr. Claudy’s defined contribution plan is described below under “Employment Arrangements and Termination of Employment and Change in Control Arrangements.”

Severance and Change in Control Benefits
     Our executive officers are eligible to receive severance compensation and benefits under severance and change in control provisions contained in our 2007 Officer Severance Plan (the “Severance Plan”) if their employment is terminated under certain conditions. We believe that these provisions promote the ability of our executive officers to act in our best interests and the best interests of our shareholders in the event that a hostile or friendly change in control is under consideration without their being unduly influenced by personal considerations, such as fear of losing their jobs as a result of a change in control. We also believe that these provisions provide appropriate severance compensation and benefits to our executive officers if they are terminated without cause or terminate their employment for good reason under circumstances which do not involve a change in control.
     We believe that our Severance Plan makes the severance and change in control benefits provided to our executive officers competitive with the benefits provided by our peer group companies and is helpful to us in attracting and retaining executive officers. Finally, we believe that we benefit from these provisions because they provide a framework within which we may negotiate separation terms for situations not otherwise contemplated in any applicable plans or agreements.
     Under the Severance Plan each of our named executive officers qualifies as an eligible officer for purposes of receiving severance benefits thereunder. Under the Severance Plan, our named executive officers are entitled to receive severance benefits upon termination of employment under specified circumstances (referred to in this discussion as general severance compensation) or in connection with a change in control (referred to in this discussion as change in control severance compensation).
     General Severance Compensation. Under the Severance Plan, each executive officer, including our named executive officers, is entitled upon termination of employment (other than in connection with a change in control) to receive general severance compensation and benefits if the termination occurs under the circumstances specified in the Severance Plan, including our termination of the officer’s employment as a result of a reduction in force or our divestiture of the operating unit in which an officer works. General severance benefits are not payable if termination occurs under certain other circumstances specified in the Severance Plan, including as a result of the voluntary resignation or retirement by the executive officer or the termination for “cause” of the executive officer. The general severance cash benefit payable to an eligible officer is equal to his or her highest rate of annual compensation multiplied by a percentage specified in the Severance Plan (ranging from 100% to 200%, depending on the officer’s title).
     Change in Control Severance Compensation. In adopting the Severance Plan in May 2007, the Board and the Compensation Committee considered whether we should pay change in control benefits upon the occurrence of any change in control (as many companies do), but we instead elected to maintain a “double trigger” for such benefits to become payable. A named executive officer therefore only receives benefits if there is a change in control and the officer is terminated in connection with the change in control. Specifically, if we experience a change in control, in lieu of the general severance benefits described above, if an eligible officer elects for good reason to terminate employment within one year (or within 18 months in the case of any Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Executive Vice President) or if the officer is terminated without cause within two years, the officer will be entitled to receive change in control severance compensation and benefits. Our Compensation Committee, with the advice of our independent compensation consultant, determined that we could be competitive in the severance program for its executive officers without the more generous triggers that exist under “single trigger” plans and that had existed under our prior officer severance plan. The change in control severance compensation payable is equal to an executive officer’s highest rate of annual compensation multiplied by a percentage specified in the Severance Plan (ranging from 150% to 250%, depending on the officer’s title).
     In addition, in the event of a change in control, the Severance Plan provides for certain accelerated vesting of equity awards under circumstances in which an officer is entitled to change in control severance benefits.
     In the event that any benefit payable under the plan or otherwise in connection with a change in control exceeds the statutory limit under Section 280G of the Code, the Severance Plan provides for certain “gross-up” and modified payment provisions (which will expire on May 18, 2010 unless extended) which are designed to avoid or mitigate certain tax costs associated with the benefits to certain of our eligible officers (namely our Chief Executive Officer, Chief Financial Officer and any Chief Operating Officer or Executive Vice President). These gross-up or modified payment provisions are generally advantageous to the executive officer, and we deemed it important to include them in the Severance Plan to enhance the competitiveness of the plan and its retention value.
     For the reasons stated above, the Compensation Committee believes that the Severance Plan protects shareholder interests and ensures continuity and focus during transition periods, and that the potential severance cost does not outweigh those benefits. Additional information regarding the Severance Plan, including regarding potential severance and change in control benefits and compensation, is provided under “Employment Agreements and Termination of Employment and Change in Control Arrangements” below.
Mr. Everett’s Retirement
     In connection with Mr. Everett’s retirement, on February 10, 2010, we entered into a separation agreement with Mr. Everett pursuant to which Mr. Everett resigned, effective March 31, 2010, as an executive officer and employee of our company and from all positions he held with our subsidiaries. In the separation agreement, Mr. Everett acknowledged that his retirement does not entitle him to receive any severance pay or benefits under the Severance Plan.
     Under the separation agreement, Mr. Everett agrees to provide consulting services to us for an initial consulting period of nine months following March 31, 2010 and for an additional consulting period of 12 months thereafter. We will pay Mr. Everett (i) for the initial consulting period, a consulting fee of $100,000 for up to 25 days of consulting services and consulting fees of $2,500 for each additional day of services and (ii) for the subsequent consulting period, consulting fees of $2,500 for each day of services.
Tax and Accounting Considerations
     Tax Deductibility of Compensation Expense. Under Section 162(m) of the Code, a publicly held corporation such as ours will generally not be allowed a federal income tax deduction for otherwise deductible compensation paid to our named executive officers to the extent that compensation paid to a particular officer is not “performance-based” and exceeds $1 million in any fiscal year.
     Qualifying performance-based compensation, including compensation attributable to the issuance or exercise of equity incentives, such as nonstatutory stock options and SARs (or any other equity-based instrument for which the amount of compensation received is dependent solely on an increase in the value of our Common Stock after the date of grant), will not be subject to the deductibility limitation if certain conditions are met. The 2008 amendments to our 2003 Plan also allow us to grant RSUs and RSAs that are intended to qualify as performance-based for purposes of Section 162(m). To qualify as performance-

based, such awards must depend on the officer’s performance against pre-set objective performance goals established by our Compensation Committee.
     The base salaries, cash bonuses and certain equity incentive components of our executive compensation program generally do not constitute qualifying performance-based compensation for purposes of Section 162(m). The deductibility of compensation, however, is not the sole factor considered by our Board of Directors or Compensation Committee in establishing appropriate levels of compensation or structuring compensation and incentive programs. For example, time-based RSUs, which we consider an important part of our equity compensation program, do not qualify as performance-based compensation for purposes of Section 162(m). Accordingly, there may be circumstances from time to time where a named executive officer’s compensation may exceed the amount that is deductible under Section 162(m), and our Board of Directors and Compensation Committee may nonetheless elect to provide such compensation in order to achieve our compensation objectives. For 2008, the compensation paid to Messrs. Plastina, Everett and de Lange exceeded the amount that is deductible under Section 162(m).
     Accounting Considerations. The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In our financial statements, we record salaries and performance-based compensation such as bonuses as expenses in the amount paid or to be paid to the named executive officers. Accounting rules also require us to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees and may not vest or be earned by such employees. The accounting expense of equity awards to employees is calculated in accordance with GAAP. Under GAAP, stock-based compensation expense is measured at the grant date based on the fair value of the award and is generally recognized on a straight-line basis over the vesting period. For performance-based equity awards, however, the expense is recognized on a straight-line basis over the requisite service period for the award and is subsequently adjusted based on the probability of earning the actual award. The Compensation Committee believes that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.
COMPENSATION COMMITTEE REPORT
     The information contained in this report by the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Tekelec (the “Company”) specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
     The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on the review and discussions, the Compensation Committee recommended to the Company’s Board of Directors, and the Board of Directors has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
COMPENSATION COMMITTEE
Carol G. Mills, Chairperson
Mark A. Floyd
Martin A. Kaplan
Krish A. Prabhu, Ph.D.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
     The following table summarizes information for the year ended December 31, 2009 about compensation earned for services performed during 2009 in all capacities for our company by our Chief Executive Officer, our former Chief Financial Officer and each of our other three most highly compensated executive officers serving at December 31, 2009. The individuals listed below are referred to in this Proxy Statement as our named executive officers.
SUMMARY COMPENSATION TABLE

							Non-Equity
							Incentive
					Stock	Option	Plan	All Other
Name and Principal		Salary		Bonus	Awards	Awards	Compen-	Compen-
Position	Year	($)(1)		($)(2)	($)(3)	($)(4)	sation ($)(5)	sation ($)(6)	Total ($)
Franco Plastina	2009	$570,000		—	$1,103,400	$223,440	$766,080	$9,114	$2,672,034
President and Chief	2008	570,000		—	821,000	979,880	940,801	8,614	3,320,295
Executive Officer	2007	550,000		$283,717	1,463,000	—	654,720	8,434	2,959,871

William H. Everett(7)	2009	360,000		—	625,260	133,280	362,880	9,114	1,490,534
Former Executive	2008	360,000		—	492,600	576,400	445,643	8,614	1,883,257
Vice President and	2007	362,501		135,411	396,600	—	315,000	8,434	1,217,946
Chief Financial Officer

Ronald J. de Lange	2009	310,000		—	625,260	133,280	312,480	9,114	1,390,134
Executive Vice	2008	310,000		—	821,000	432,300	383,748	8,614	1,955,662
President, Global	2007	279,135		106,766	528,800	—	246,700	128,106	1,289,507
Product Solutions

Stuart H. Kupinsky(8)	2009	310,000		—	527,180	133,280	243,040	9,114	1,222,614
Senior Vice	2008	310,000		—	328,400	374,660	298,470	8,614	1,320,144
President, Corporate	2007	207,692		65,074	555,940	594,934	126,000	35,456	1,585,096
Affairs and General Counsel

Wolrad Claudy(9)	2009	627,099	(10)	—	625,260	133,280	—	52,623	1,438,262
Senior Vice	2008	704,840	(11)	—	476,400	—	—	54,760	1,236,000
President, Global Sales

(1)	Includes (i) amounts, if any, deferred at the election of the named executive officer under our 401(k) Plan, and (ii) for 2007, $13,462 paid by us to Mr. Everett in lieu of accrued vacation. For more detailed information on the Compensation Committee’s process and philosophy in setting base salary, please refer to the Compensation Discussion and Analysis and in particular the section entitled “2009 Compensation—Base Salaries.”

(2)	Bonus amounts shown in this column with respect to 2007 represent discretionary bonuses awarded in recognition of our financial performance and an officer’s contributions to our success during 2007. For more detailed information on the Compensation Committee’s process and philosophy in awarding bonuses, please refer to the Compensation Discussion and Analysis and in particular the section entitled “2009 Compensation—Cash Bonuses.”

(3)	The amounts shown in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock awards granted to our named executive officers during 2007, 2008 and 2009. Values for PRSUs are computed based upon the probable outcome of the performance condition as of the grant date for the award. The assumptions made in determining the fair values of our stock awards are set forth in Note 13 to our 2009 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Commission on February 25, 2010.

The table below shows the maximum possible payout for the PRSUs:

Name	2009	2008	2007
Franco Plastina	$1,103,400	$1,231,500	$1,463,000
William H. Everett	625,260	738,900	—
Ronald J. de Lange	625,260	615,750	—
Stuart H. Kupinsky	533,310	492,600	—
Wolrad Claudy	625,260	—	—

(4)	The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock options and/or SARs granted to our named executive officers during 2007, 2008 and 2009. The assumptions made in determining these values are set forth in Note 13 to our 2009 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Commission on February 25, 2010.

(5)	The amount shown for each of the named executive officers for each year was paid under our applicable officer bonus plan. Bonuses paid for 2009 were based on our achievement of certain financial performance goals during 2009. For more detailed information on the Compensation Committee’s process and philosophy in awarding bonuses, please refer to the Compensation Discussion and Analysis and in particular the section entitled “2009 Compensation—Cash Bonuses.”

(6)	With respect to 2009, the amounts shown in this column include:
•	the $864 dollar value of premiums paid by us for group term life insurance for the benefit of the named executive officers other than Mr. Claudy; and

•	our contributions of $8,250 to the 401(k) Plan accounts of each of the named executive officers, other than Mr. Claudy; and for Mr. Claudy, an annual car allowance of $32,242 and contributions in the total amount of $20,381 made by us to a defined contribution plan in which Mr. Claudy, who is a resident of Germany, participates (in each case, the dollar amount is based on an average euro to dollar exchange rate of 1.393553 for 2009).

(7)	Mr. Everett resigned as Executive Vice President and Chief Financial Officer on March 31, 2010.

(8)	Mr. Kupinsky became Senior Vice President, Corporate Affairs and General Counsel in April 2007.

(9)	Mr. Claudy became Senior Vice President, Global Sales in May 2008.

(10)	Represents Mr. Claudy’s base salary of $271,743 and sales commissions of $355,356 (based on an average euro to dollar exchange rate of 1.393553 for 2009).

(11)	Represents Mr. Claudy’s base salary of $284,498 and sales commissions of $420,342 (based on an average monthly euro to dollar exchange rate of 1.4737 for 2008).

GRANTS OF PLAN-BASED AWARDS IN 2009
     The following table sets forth certain information concerning grants of awards under our plans during 2009 to our named executive officers.

								All Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise
								Number	Number of	or Base	Grant Date
		Estimated Possible Payouts under			Estimated Future Payouts under			of Shares	Securities	Price of	Fair Value of
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			of Stock	Underlying	Option	Stock and
		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Option
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	(#)(4)	($/Sh)	Awards
Franco Plastina	—	$171,000	$684,000	$1,026,000	—	—	—	—	—	—	—
	02/27/09	—	—	—	30,000	60,000	90,000	—	—	—	$735,600
	02/27/09	—	—	—	—	—	—	30,000	—	—	367,800
	02/27/09	—	—	—	—	—	—	—	57,000	$12.26	223,440

William H. Everett	—	81,000	324,000	486,000	—	—	—	—	—	—	—
	02/27/09	—	—	—	17,000	34,000	51,000	—	—	—	416,840
	02/27/09	—	—	—	—	—	—	17,000	—	—	208,420
	02/27/09	—	—	—	—	—	—	—	34,000	$12.26	133,280

Ronald J. de Lange	—	69,750	279,000	418,500	—	—	—	—	—	—	—
	02/27/09	—	—	—	17,000	34,000	51,000	—	—	—	416,840
	02/27/09	—	—	—	—	—	—	17,000	—	—	208,420
	02/27/09	—	—	—	—	—	—	—	34,000	$12.26	133,280

Stuart H. Kupinsky	—	54,250	217,000	325,500	—	—	—	—	—	—	—
	02/27/09	—	—	—	14,500	29,000	43,500	—	—	—	355,540
	02/27/09	—	—	—	—	—	—	14,000	—	—	171,640
	02/27/09	—	—	—	—	—	—	—	34,000	$12.26	133,280

Wolrad Claudy	01/01/09	—	355,356 (5)	—	—	—	—	—	—	—	—
	02/27/09	—	—	—	17,000	34,000	51,000	—	—	—	416,840
	02/27/09	—	—	—	—	—	—	17,000	—	—	208,420
	02/27/09	—	—	—	—	—	—	—	34,000	$12.26	133,280

(1)	These columns show the range of possible payouts for formula-based cash incentive bonuses for our named executive officers (other than for Mr. Claudy who is eligible to receive sales commissions in lieu of bonuses) under the 2009 Bonus Plan. The 2009 Bonus Plan provided for bonuses based on the achievement during the year of our financial performance objectives. Our objectives consisted of (i) threshold, target and maximum adjusted operating income and orders objectives and (ii) threshold and target revenue objectives. In this table, the “threshold” column represents the amounts payable if we had achieved only the threshold adjusted operating income objective (which was equal to 80% of the adjusted operating income target). The “target” column represents the amounts payable if we had achieved our target adjusted operating income, revenue and orders targets. The “maximum” column represents the amounts payable if we had achieved our revenue target and our maximum adjusted operating income and orders targets (both of such maximum targets were equal to 150% of target levels). The actual total amount paid to each named executive officer for 2009 pursuant to the 2009 Bonus Plan is set forth in the Summary Compensation Table above under the column titled “Non-Equity Incentive Plan Compensation.”

(2)	With respect to the PRSUs awarded to the executive officers in February 2009 under the 2003 Plan, this column shows the range of the number of PRSUs that may have become earned and eligible for service-based vesting based on our revenues during the period that began on January 1, 2009 and that ended on December 31, 2009. The “threshold” column represents the number of PRSUs that would have become earned and eligible for vesting if we had achieved the minimum revenue objective required to be achieved to avoid forfeiture of the PRSUs. The “target” and “maximum” columns represent the number of PRSUs that would have become earned and eligible for vesting if we had achieved the target or maximum revenue objectives.

(3)	Represents the grant of service-based RSUs under our 2003 Plan.

(4)	Represents the grant of stock-settled SARs under our 2003 Plan.

(5)	The amount shown for Mr. Claudy represents his target sales commission for 2009. The foregoing dollar amounts are based on an average euro to dollar exchange rate of 1.393553 for 2009.

     In February 2009, the Compensation Committee granted to Messrs. Plastina, Everett, de Lange, Kupinsky and Claudy 57,000, 34,000, 34,000, 34,000 and 34,000 SARs, respectively. Each officer’s SARs have a grant price of $12.26 and vest in four equal annual installments commencing in February 2010, subject to the officer’s continued employment with us.
     In February 2009, the Compensation Committee granted Messrs. Plastina, Everett, de Lange, Kupinsky and Claudy 60,000, 34,000, 34,000, 29,000 and 34,000 PRSUs, respectively, at target levels, of which 53,288, 30,196, 30,196, 25,756 and 30,196 shares became earned and eligible for time-based vesting based on the extent to which we achieved a revenue target for 2009. The PRSUs earned by the officers will vest on February 27, 2012 so long as the officer is still employed with us.
     In February 2009, the Compensation Committee granted Messrs. Plastina, Everett, de Lange, Kupinsky and Claudy 30,000, 17,000, 17,000, 14,000 and 17,000 time-based RSUs, respectively. The RSUs vest in four equal annual installments commencing in February 2010, subject to the officer’s continued employment with us.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009
     The following table sets forth certain information concerning outstanding unexercised or unvested equity awards that were held as of December 31, 2009 by our named executive officers.

	Option Awards							Stock Awards
											Equity
											Incentive		Equity
											Plan		Incentive Plan
											Awards:		Awards:
											Number of		Market or
			Number of								Unearned		Payout Value
	Number of		Securities					Number of			Shares,		of Unearned
	Securities		Underlying					Shares or		Market Value	Units or		Shares, Units
	Underlying		Unexercised					Units of		of Shares or	Other		or Other
	Unexercised		Options		Option	Option		Stock That		Units of Stock	Rights That		Rights That
	Options		Unexercisable		Exercise	Expiration		Have Not		That Have Not	Have Not		Have Not
Name	Exercisable (#)		(#)		Price ($)	Date		Vested (#)		Vested ($)(1)	Vested (#)		Vested ($)(1)
Franco Plastina	637,500	(2)	62,500	(2)	$11.96	08/09/12		—		—	—		—
	—		—		—	—		15,625	(3)	$238,750	—		—
	42,500	(4)	127,500	(4)	16.42	05/16/14		—		—	—		—
	—		—		—	—		45,000	(5)	687,600	—		—
	—		—		—	—		32,598	(6)	498,097	—		—
	—		57,000	(7)	12.26	02/27/15		—		—	—		—
	—		—		—	—		30,000	(8)	458,400	—		—
	—		—		—	—		—		—	90,000	(9)	$1,375,200

William H. Everett	56,248	(10)	—		17.38	12/31/12	(11)	—		—	—		—
	25,000	(4)	75,000	(4)	16.42	05/16/14		—		—	—		—
	—		—		—	—		7,500	(12)	114,600	—		—
	—		—		—	—		1,250	(13)	19,100	—		—
	—		—		—	—		15,000	(14)	229,200	—		—
	—		—		—	—		19,558	(15)	298,846	—		—
	—		34,000	(7)	12.26	02/27/15		—		—	—		—
	—		—		—	—		17,000	(8)	259,760	—		—
	—		—		—	—		—		—	51,000	(16)	779,280

Ronald J. de Lange	200,000	(17)	—		17.80	09/30/13	(11)	—		—	—		—
	—		—		—	—		1,250	(18)	19,100	—		—
	18,750	(4)	56,250	(4)	16.42	05/16/14		—		—	—		—
	—		—		—	—		20,000	(19)	305,600	—		—
	—		—		—	—		18,750	(20)	286,500	—		—
	—		—		—	—		16,299	(21)	249,049	—		—
	—		34,000	(7)	12.26	02/27/15		—		—	—		—
	—		—		—	—		17,000	(8)	259,760	—		—
	—		—		—	—		—		—	51,000	(22)	779,280

Stuart H. Kupinsky	14,125	(23)	42,376	(23)	14.63	05/07/13		—		—	—		—
	—		—		—	—		19,000	(24)	290,320	—		—
	16,250	(4)	48,750	(4)	16.42	05/16/14		—		—	—		—
	—		—		—	—		13,039	(25)	199,236	—		—
	—		34,000	(7)	12.26	02/27/15		—		—	—		—
	—		—		—	—		14,000	(8)	213,920	—		—
	—		—		—	—		—		—	43,500	(26)	664,680

Wolrad Claudy	17,500	(27)	—		16.74	09/30/11	(11)	—		—	—		—
	—		—		—	—		30,000	(28)	458,400	—		—
	—		—		—	—		10,000	(29)	152,800	—		—
	—		—		—	—		7,500	(30)	114,600	—		—
	—		34,000	(7)	12.26	02/27/15		—		—	—		—
	—		—		—	—		17,000	(8)	259,760	—		—
	—		—		—	—		—		—	51,000	(31)	779,280

(1)	Market value is based on the closing sales price of a share of our Common Stock of $15.28 on December 31, 2009, as reported on the Nasdaq Global Select Market.

(2)	SARs granted August 9, 2006 vested and became exercisable as to 25% of the SARs on February 6, 2007 and as to the remaining 75% of the SARs vest in 12 equal quarterly installments commencing June 30, 2007.

(3)	250,000 RSUs awarded August 9, 2006 vested as to 62,500 RSUs on February 15, 2007 and as to the remaining 187,500 RSUs vest in 12 equal quarterly installments commencing May 15, 2007.

(4)	SARs granted May 16, 2008 vest and become exercisable in four equal annual installments commencing May 16, 2009.

(5)	Of 100,000 PRSUs awarded May 7, 2007, in February 2008, (i) 90,000 PRSUs became earned and eligible for vesting in February 2008 and vest in four equal annual installments commencing May 7, 2008 and (ii) 10,000 PRSUs were forfeited.

(6)	Of 75,000 PRSUs awarded May 16, 2008, in February 2009, (i) 32,598 PRSUs became earned and eligible for vesting and (ii) 42,402 PRSUs were forfeited. The PRSUs that were earned vested 50% on February 25, 2010, and the remaining 50% will vest on February 25, 2011.

(7)	SARs granted February 27, 2009 vest and become exercisable in four equal annual installments commencing February 27, 2010.

(8)	RSUs granted February 27, 2009 vest in four equal annual installments commencing February 27, 2010.

(9)	Of 90,000 PRSUs awarded February 27, 2009, in February 2010, (i) 53,288 PRSUs became earned and eligible for vesting and (ii) 36,712 PRSUs were forfeited. The PRSUs that were earned will vest in full on February 27, 2012.

(10)	Stock options granted October 14, 2004 vested and became exercisable in 16 equal quarterly installments commencing March 31, 2005.

(11)	Each vested installment of these options expires four years following its vesting date. The expiration date shown in this column is the expiration date of the last installment scheduled to vest under the option grant.

(12)	30,000 RSUs awarded August 9, 2006 vest as to 7,500 RSUs on August 15, 2007 and as to the remaining 22,500 RSUs vest in three equal annual installments commencing August 15, 2008.

(13)	20,000 RSUs awarded August 9, 2006 vested as to 5,000 RSUs on February 15, 2007 and as to the remaining 15,000 RSUs vest in 12 equal quarterly installments commencing May 15, 2007.

(14)	30,000 RSUs awarded on February 26, 2007 vest in four equal annual installments commencing February 26, 2008.

(15)	Of 45,000 PRSUs awarded May 16, 2008, in February 2009, (i) 19,558 PRSUs became earned and eligible for vesting and (ii) 25,442 PRSUs were forfeited. The PRSUs that were earned vested 50% on February 25, 2010, and the remaining 50% will vest on February 25, 2011.

(16)	Of 51,000 PRSUs awarded February 27, 2009, in February 2010, (i) 30,196 PRSUs became earned and eligible for vesting and (ii) 20,804 PRSUs were forfeited. The PRSUs that were earned will vest in full on February 27, 2012.

(17)	Stock options granted August 2, 2005 vested and became exercisable as to 50,000 shares on July 27, 2006 and as to the remaining 150,000 shares vest in 12 equal quarterly installments commencing December 31, 2006.

(18)	5,000 RSUs awarded August 9, 2006 vested as to 1,250 RSUs on August 15, 2007 and as to the remaining 3,750 RSUs vest in three equal annual installments commencing August 15, 2008.

(19)	40,000 RSUs awarded February 26, 2007 vest in four equal annual installments commencing February 26, 2008.

(20)	25,000 RSUs awarded May 16, 2008 vest in four equal annual installments commencing May 16, 2009.

(21)	Of 37,500 PRSUs awarded May 16, 2008, in February 2009, (i) 16,299 PRSUs became earned and eligible for vesting and (ii) 21,201 PRSUs were forfeited. The PRSUs that were earned vested 50% on February 25, 2010, and the remaining 50% will vest on February 25, 2011.

(22)	Of 51,000 PRSUs awarded February 27, 2009, in February 2010, (i) 30,196 PRSUs became earned and eligible for vesting and (ii) 20,804 PRSUs were forfeited. The PRSUs that were earned will vest in full on February 27, 2012.

(23)	113,000 SARs granted May 7, 2007 vested and became exercisable as to 28,250 SARs on May 7, 2008 and as to the remaining 84,750 SARs vest in 12 equal quarterly installments commencing September 30, 2008.

(24)	38,000 RSUs awarded May 7, 2007 vest in four equal annual installments commencing May 15, 2008.

(25)	Of 30,000 PRSUs awarded May 16, 2008, in February 2009, (i) 13,039 PRSUs became earned and eligible for vesting and (ii) 16,961 PRSUs were forfeited. The PRSUs that were earned vested 50% on February 25, 2010, and the remaining 50% will vest on February 25, 2011.

(26)	Of 43,500 PRSUs awarded February 27, 2009, in February 2010, (i) 25,756 PRSUs became earned and eligible for vesting and (ii) 17,744 PRSUs were forfeited. The PRSUs that were earned will vest in full on February 27, 2012.

(27)	Stock options granted October 3, 2003 vested and became exercisable in 16 equal quarterly installments commencing December 31, 2003.

(28)	40,000 RSUs awarded February 29, 2008 vest in four equal annual installments commencing March 2, 2009.

(29)	20,000 RSUs awarded February 26, 2007 vest in four equal annual installments commencing February 26, 2008.

(30)	30,000 RSUs awarded August 9, 2006 vest in four equal annual installments commencing August 15, 2007.

(31)	Of 51,000 PRSUs awarded February 27, 2009, in February 2010, (i) 30,196 PRSUs became earned and eligible for vesting and (ii) 20,804 PRSUs were forfeited. The PRSUs that were earned will vest in full on February 27, 2012.

OPTION EXERCISES AND STOCK VESTED IN 2009
     The following table sets forth certain information concerning stock option exercises and the vesting of RSUs during 2009 for our named executive officers.

	Option Awards		Stock Awards
			Number of Shares
	Number of Shares	Value Realized on	Acquired on Vesting	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)(1)	(#)(2)	Vesting ($)(2)
Franco Plastina	200,000	$746,000	85,000	$1,300,756
William H. Everett	—	—	26,250	374,506
Ronald J. de Lange	—	—	17,500	242,175
Stuart H. Kupinsky	56,499	105,088	9,500	151,810
Wolrad Claudy	—	—	22,500	301,700

(1)	Represents the value realized upon exercise of 200,000 SARs and 56,499 SARs by Mr. Plastina and Mr. Kupinsky, respectively. The value realized equals the difference between the exercise price of the SARs and the closing sales price of our Common Stock on the date of exercise as reported on the Nasdaq Global Select Market, multiplied by the number of shares for which the SARs were exercised.

(2)	The value realized equals the closing sales price of our Common Stock on the vesting date as reported on the Nasdaq Global Select Market, multiplied by the number of RSUs that vested. Of such shares, the following aggregate numbers of shares were withheld to cover tax withholding obligations upon vesting: Mr. Plastina — 33,758 shares; Mr. Everett — 8,771 shares; Mr. de Lange — 5,923 shares; Mr. Kupinsky — 3,083 shares; and Mr. Claudy — 10,512 shares.
Pension Benefits/Nonqualified Deferred Compensation Plans
     Our named executive officers did not receive any benefits in 2009 from us under deferred pension or deferred contribution plans, other than (i) benefits under our 401(k) Plan (as described in Footnote 6 to the Summary Compensation Table above) and (ii) a defined contribution plan benefit (as described in Footnote 6 to the Summary Compensation Table above) that was provided to Mr. Claudy, who is a resident of Germany, under a defined contribution plan that we maintain for eligible employees in Germany.
     Pursuant to the terms of the defined contribution plan, we contribute an amount equal to 7.5% of Mr. Claudy’s agreed gross salary per year into his plan account. Accrued benefits under the plan vested in September 2008 (following five years of plan membership) and will be paid when Mr. Claudy attains the age of 65 and his employment with us is terminated. Mr. Claudy may also make contributions to the plan on a voluntary basis. The value of benefits to be paid out under the defined contribution plan will equal the accrued benefit in Mr. Claudy’s plan account at age 65 or upon the earlier termination of his employment with us. Benefits under the plan will be paid in monthly payments or in a lump sum payment. The accrued benefits will increase by future surplus shares of the reinsurance company. The defined contribution plan also provides the following benefits:
•	Early retirement benefits will be paid to Mr. Claudy (prior to obtaining the age of 65) under certain circumstances. The value of the benefits will equal the accrued benefit at the date Mr. Claudy terminates his employment with us.

•	Widow’s benefits will be paid in the event of Mr. Claudy’s death while an active employee or a pensioner. The widow’s benefits would amount to 60% of Mr. Claudy’s benefit entitlement at the time of death.

•	Disability benefits will be paid if Mr. Claudy’s employment with us ends before he attains the age of 65 and he is entitled to plan benefits on grounds of full or partial reduced earning capacity. The disability benefits are equal to 100% of the projected retirement pension at age 65.
     The table below sets forth information for Mr. Claudy’s contribution plan for the year ended December 31, 2009.
NONQUALIFIED DEFERRED COMPENSATION(1)

	Executive	Registrant			Aggregate
	Contributions in	Contributions in	Aggregate	Aggregate	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Earnings in Last	Withdrawals/	Fiscal Year-End
Name	($)	($)	Fiscal Year ($)	Distributions ($)	($)
Wolrad Claudy	$41,807	$20,381 (2)	$61	$—	$215,106 (3)

(1)	All amounts in this table have been converted from euros to U.S. dollars based on an average euro to dollar exchange rate of 1.393553 for 2009.

(2)	Reflects contributions made by us under the defined contribution plan. This amount is also included in the “All Other Compensation” column of the Summary Compensation Table above.

(3)	Of such amount, approximately $118,996 is attributable to contributions made by us, and approximately $96,110 is attributable to contributions made by Mr. Claudy on a voluntary basis.
Employment Agreements and Termination of Employment and Change in Control Arrangements
Severance Plan
     On May 18, 2007, the Compensation Committee of the Board of Directors recommended, and the Board of Directors approved, our Severance Plan in order to provide more competitive severance benefits to our executive officers and to reflect tax law provisions and the regulations thereunder that had been enacted since the adoption of our previous officer severance plan.
     General Severance Compensation. Under the Severance Plan, each of our executive officers who was named as an eligible officer therein (or later designated by our Board of Directors as an eligible officer for purposes of the Severance Plan) is entitled upon termination of employment (other than in connection with a change in control of us) to receive general severance compensation and benefits if the termination is non-temporary and occurs under the circumstances specified in the Severance Plan, including (in addition to other circumstances set forth in the Severance Plan) our termination of the officer’s employment as a result of a reduction in force or our divestiture of the operating unit in which an officer works. General severance benefits will not be payable if termination occurs under certain other circumstances specified in the Severance Plan, including (in addition to other circumstances set forth in the Severance Plan) as a result of the officer’s retirement or our termination of the officer for “cause” (as defined in the Severance Plan). The Severance Plan defines “cause” principally to include (in addition to other circumstances set forth in the Severance Plan) the officer’s failure to follow our policies or to perform material duties, gross incompetence, embezzlement or misappropriation of our property, the offer, payment, solicitation or acceptance in violation of company policy or law of any bribe or kickback, conviction of a felony and violations of nondisclosure and propriety agreements with us.
     The general severance cash benefit payable to an eligible officer is equal to his or her highest rate of annual compensation multiplied by a percentage specified in the Severance Plan (ranging from 100% to 200%, depending on the officer’s title). Annual compensation is defined in the Severance Plan as an officer’s highest annual rate of base salary plus his or her most recent target bonus amount, commissions and incentive compensation. General severance benefits are payable in equal monthly installments over the applicable severance period specified in the Severance Plan (ranging from 12 months to 24 months, depending on the officer’s title, and subject to adjustments in timing to avoid certain adverse tax consequences to the officer).
     Change in Control Severance Compensation. In the event of any change in control of us and in lieu of the general severance benefits described above, the Severance Plan provides that if an eligible officer elects for “good reason” (as defined in the Severance Plan) to terminate his or her employment with us (or an acquiror) within one year (or 18 months in the case of any Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Executive Vice President) or if the officer is terminated without cause (as defined in the Severance Plan) within two years, the officer will be entitled to receive change in control severance compensation and benefits under the Severance Plan. The Severance Plan defines “good reason” principally to include (in addition to other circumstances set forth in the Severance Plan) the reduction of an officer’s salary, the assignment to the officer of duties inconsistent with his or her position prior to the change in control or the failure of an acquiror to offer employment to the officer on terms and conditions generally no less favorable than the terms and conditions of the officer’s employment prior to the change in control.
     The change in control severance compensation payable to an eligible officer will be equal to his or her highest rate of annual compensation multiplied by a percentage specified in the Severance Plan (ranging from 150% to 250%, depending on the officer’s title). Change in control cash severance compensation is payable in one lump sum following termination of employment, subject to adjustments in timing to avoid certain adverse tax consequences to the officer.
     Change in Control Acceleration of Vesting of Equity Awards. In addition, if in connection with a change in control (i) an eligible officer is not offered employment with the acquiror on terms and conditions generally no less favorable than the terms and conditions of his or her employment prior to the change in control, or (ii) an eligible officer’s employment is terminated by us or an acquiror without cause within two years following a change in control or by the officer for good reason within one year (or 18 months in the case of a Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer or Executive Vice President) following a change in control, then the officer’s unvested options, SAR, RSUs and other rights to acquire our securities or property (or the acquiror), other than rights granted after the change in control, will automatically vest and, in the case of options and SARs, become exercisable in full for a period of one year following the change in control (in the case of an officer who is not offered comparable employment) or termination of employment (in the case of an officer who is terminated without cause or who terminates for good reason within the specified time period), subject in all cases to earlier expiration of the rights in accordance with their terms.
     Section 280G. Under the Severance Plan and in the event that any benefit payable under the Severance Plan or otherwise in connection with a change in control exceeds the statutory limit under Section 280G of the Code, as amended, the Severance Plan provides for certain “gross-up” and modified payment provisions (which will expire on May 18, 2010 unless extended) which are designed to avoid or mitigate certain tax costs associated with the benefits to certain of our eligible officers.
     Examples of Payments. Each of our named executive officers qualifies as an eligible officer for purposes of the Severance Plan. The general severance and change in control severance cash compensation that would be payable under the Severance Plan to the named executive officers if their employment were terminated as of December 31, 2009 under circumstances entitling them to benefits under the Severance Plan as general severance compensation or, alternatively, as change in control severance compensation, would be approximately as set forth in the below table:

		Change in Control
	General	Severance	Unexercisable	Restricted	Total Change
	Severance	Cash	Options	Stock Units	in Control
	Compensation	Compensation	that Vest	that Vest	Compensation
Named Executive Officer	($)	($)	($)(1)	($)(2)	($)
Franco Plastina	$2,508,000	$3,135,000	$379,616	$3,065,550	$6,580,166
William H. Everett(3)	1,026,000	1,368,000	102,666	1,600,580	3,071,246
Ronald J. de Lange	883,500	1,178,000	102,666	1,772,480	3,053,146
Stuart H. Kupinsky	685,100	790,500	130,201	1,252,960	2,173,661
Wolrad Claudy	600,551 (4)	692,944 (4)	102,666	1,505,080	2,300,690

(1)	Represents the value upon acceleration of SARs and stock options held as of December 31, 2009. Assumed market value of our Common Stock is based on the closing sales price of a share of our Common Stock of $15.28 on December 31, 2009, as reported on the Nasdaq Global Select Market.

(2)	Represents the value upon acceleration of RSUs and PRSUs held as of December 31, 2009. Assumed market value of our Common Stock is based on the closing sales price of a share of our Common Stock of $15.28 on December 31, 2009, as reported on the Nasdaq Global Select Market. PRSUs are assumed to have been earned at target values.

(3)	As a result of Mr. Everett’s retirement on March 31, 2010, he will no longer be eligible for any potential benefits under the Severance Plan.

(4)	Mr. Claudy’s compensation is payable in euros, and this amount is based on an average euro to dollar exchange rate of 1.393553 for 2009.
     Health Care Insurance Continuation. General severance benefits and change in control severance benefits include continuation, at our expense, of health care coverage following termination of employment (i) in the case of general severance benefits, for the duration of the officer’s severance period (ranging from 12 months to 24 months, depending on the officer’s title), or (ii) in the case of change in control severance benefits, until the first to occur of the last day of the officer’s applicable severance period (ranging from 18 months to 30 months, depending on the officer’s title) or the officer’s coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985.
     Severance Agreement. As a condition of receiving general or change in control severance benefits, an officer must sign a severance agreement that includes, among other provisions, a release of claims he or she may have against us and post-termination non-solicitation, non-disparagement and non-compete provisions.
Managing Director Agreement with Mr. Claudy
     In connection with Mr. Claudy’s appointment as Senior Vice President, Global Sales, our German subsidiary, Tekelec Germany GmbH (“Tekelec Germany”), and Mr. Claudy entered into a Managing Director Agreement effective May 2008, as amended. The agreement provides for Mr. Claudy to receive an annual base salary of $271,743 and a car allowance of $2,687 per month. The agreement also provides for Mr. Claudy to participate in sales commission plans which are to be adopted annually and for Mr. Claudy to be entitled to receive benefits under our Severance Plan. The agreement is for an indefinite term and provides that each of Tekelec Germany and Mr. Claudy is required to provide six months advance notice of termination; provided, however, that no such notice is required if Tekelec Germany terminates the agreement for cause. Cause is defined in the agreement to include repeated actions that are contrary to our instructions and the breach of Mr. Claudy’s duties to Tekelec Germany and its affiliates, including us. All dollar amounts in this paragraph are based on an average euro to dollar exchange rate of 1.393553 for 2009.

Equity Compensation Plan Information
     We currently maintain equity compensation plans that provide for the issuance of our Common Stock to our officers, employees and directors upon the exercise or vesting of stock options, SARs and RSUs. These plans are:
•	the Amended and Restated 1994 Stock Option Plan (the “1994 Plan”);

•	the 2003 Plan;

•	the Amended and Restated 2004 Equity Incentive Plan for New Employees (the “2004 Plan”);

•	the Amended and Restated 2005 Employee Stock Purchase Plan;

•	the Director Plan; and

•	certain stock option grants made under the equity plans of our former wholly owned subsidiary, Taqua, Inc., prior to our acquisition of that company.
     Of these compensation plans, the 1994 Plan, the 2003 Plan, the ESPP and the Director Plan have been approved by our shareholders. Our shareholders did not approve the 2004 Plan or the grants relating to our former subsidiary. Although the 1994 Plan has expired and the 2004 Plan and the Director Plan were terminated in May 2008, certain options, RSUs and SARs granted under those plans remain outstanding.
     The following table summarizes information about outstanding options, SARs and RSUs and shares reserved for future issuance under the plans described above as of December 31, 2009:

				Number of shares
				remaining available for
	Number of shares to be		Weighted-average	future issuance under
	issued upon exercise of		exercise price of	equity compensation plans
	outstanding options,		outstanding options,	(excluding shares
	warrants and rights		warrants and rights(1)	reflected in column (a))
Plan Category	(a)		(b)	(c)
Equity compensation plans approved by shareholders	5,412,549	(2)	$18.76	4,851,614 (3)
Equity compensation plans not approved by shareholders	2,319,114	(4)(5)	15.11	—

Total Equity Compensation Plans	7,731,663		17.67	4,851,614

(1)	The weighted-average exercise price of outstanding options, warrants and rights does not take into account RSUs since they do not have an exercise price.

(2)	Consists of (i) 2,949,366 shares of our Common Stock issuable upon the exercise of stock options granted under the 1994 Plan or the 2003 Plan, (ii) 1,566,288 shares of our Common Stock issuable upon the vesting of RSUs granted or PRSUs eligible to be earned under the 2003 Plan, (iii) 712,000 shares of our Common Stock issuable upon the exercise of SARs (assuming that one share is required for each outstanding SAR) granted under the 2003 Plan, and (iv) 184,895 shares of our Common Stock issuable upon the exercise of stock options granted under our former Director Plan.

(3)	Consists of 4,173,575 shares of our Common Stock reserved for future issuance under the 2003 Plan and 678,039 shares reserved for issuance under the ESPP. On August 1 of each year, the number of shares authorized under the ESPP automatically increases by the lesser of (i) 500,000 shares, (ii) a number of shares equal to 1% of our outstanding shares or (iii) an amount determined by the Board. During 2009, no shares were added to the ESPP.

(4)	Includes 2,144,151 shares of our Common Stock issuable upon the exercise of stock options and SARs (assuming that one share is required for each outstanding SAR) and 170,689 shares of our Common Stock issuable upon the vesting of RSUs, all granted under the 2004 Plan.

(5)	Includes 4,274 shares of our Common Stock issuable upon the exercise of stock options originally granted under the stock option plans of our former subsidiary, Taqua, prior to our acquisition of that entity in 2004. We assumed these options in connection with the acquisition of Taqua, after giving effect to applicable exchange ratios. No additional options may be granted under the Taqua stock option plans.

2004 Plan
     Our Board adopted the 2004 Plan in July 2004, and we initially authorized 1,000,000 shares for issuance under the 2004 Plan. Subsequently, the Board amended the 2004 Plan in each of 2004, 2005 and 2006 to increase the number of shares authorized for issuance under the 2004 Plan by a total of 7,000,000 shares. Accordingly, a total of 8,000,000 shares of our Common Stock was authorized and reserved for issuance under the 2004 Plan. Neither the 2004 Plan nor the amended 2004 Plan was approved by shareholders based on the exception to the shareholder approval requirements of The NASDAQ Stock Market LLC provided in Nasdaq Marketplace Rule 5635(c)(4) (formerly Rule 4350(i)(1)(A)(iv)).
     Under the 2004 Plan, we were authorized to grant nonstatutory stock options, SARs, RSUs and RSAs to new employees of ours and its subsidiaries (including individuals who became employed by us and its subsidiaries as a result of business acquisitions) as an inducement to entering into employment with us. Our Compensation Committee of our Board administers the 2004 Plan.
     The exercise price of stock options and the grant price of SARs granted under the 2004 Plan could not be less than the closing sales price of our Common Stock on the date of grant as reported on the Nasdaq Global Select Market. Stock options and SARs granted under the 2004 Plan typically vest and become exercisable (a) in quarterly installments over four years or (b) as to 25% of the shares subject to the options on the one-year anniversary of the date of grant and as to the remaining shares in 12 equal quarterly installments thereafter. Each installment of vested options typically remains exercisable for four years after the vesting date or six years after the grant date, subject to earlier termination under certain circumstances relating to termination of employment. RSUs granted under the 2004 Plan typically vest in annual and/or quarterly installments over four years following the date of grant.
     Effective upon approval of amendments to our 2003 Plan at our 2008 Annual Meeting of Shareholders and because those amendments increased the number of authorized shares under the 2003 Plan, the 2004 Plan was terminated and the 16,814 shares then reserved for issuance under the 2004 Plan but not subject to outstanding awards were returned to the status of authorized but unreserved shares.
Compensation Committee Interlocks and Insider Participation
     During 2009, the Compensation Committee consisted of Ms. Mills (Chair), Messrs. Floyd and Kaplan, Dr. Prabhu and (until May 15, 2009) our former director, Robert V. Adams. All individuals serving on the Compensation Committee during 2009 were independent directors. No current member of the Compensation Committee is or was one of our current or former officers or employees or was involved in any related person transaction during 2009. No interlocking relationships existed during 2009 between our Board or Compensation Committee and the board of directors or compensation committee of any other company.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     It is the policy and practice of our Board to review and assess information concerning transactions involving related persons. Related persons include our executive officers, directors and 5% shareholders (and their immediate family members). If the determination is made that a related person has a material interest in a transaction involving us, then the disinterested members of our Board would review and approve or ratify it, and we would disclose the transaction in accordance with SEC rules. If the related person is a member of our Board, or a family member of a director, then that director would not participate in any discussion involving the transaction at issue.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of our Common Stock, to file initial reports of ownership of our Common Stock and reports of changes in ownership with the SEC and Nasdaq. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) reports that they file.
     Based solely on our review of the copies of such reports furnished to us and written representations from our executive officers and directors, we believe that all reports required to be filed by these officers and directors in accordance with Section 16(a) were filed on a timely basis during and with respect to 2009.
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2010, and recommends that our shareholders vote for the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.
Fees Paid to PricewaterhouseCoopers LLP
     The following is a summary of the fees we paid or accrued for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2009 and December 31, 2008:

Fee Category	2009	2008
Audit Fees	$1,184,767	$1,079,847
Audit-Related Fees	—	120,000
Tax Fees	269,104	326,792
All Other Fees	6,060	8,030

Total Fees	$1,459,931	$1,534,669

     Audit Fees were for professional services rendered for the audit of our annual consolidated financial statements and the review of our consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory audits, filings and engagements.
     Audit-Related Fees were for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. For 2008, these services consisted of acquisition-related due diligence conducted by PricewaterhouseCoopers LLP.
     Tax Fees were for professional services rendered by the principal accountant for tax compliance, tax advice, and tax planning. For each of 2008 and 2009, these services consisted of federal and state income tax return preparation and review, Internal Revenue Service audit consulting, tax advice and tax planning.

     All Other Fees were for services other than the services reported above. For each of 2008 and 2009, these services consisted of continuing professional education and a research tool annual fee.
     All audit and non-audit services provided by our independent registered public accounting firm during 2009 and 2008 were approved by or on behalf of the Audit Committee.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
     The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. In accordance with the Audit Committee’s Pre-Approval Policy, the Audit Committee has also delegated to the Chairman of the Audit Committee the authority to pre-approve services to be performed by our independent registered public accounting firm. The Audit Committee may also pre-approve particular services on a case-by-case basis. The independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by such firm in accordance with these pre-approvals and the fees for the services performed to date.
     The Audit Committee periodically reviews the audit and non-audit services performed by PricewaterhouseCoopers LLP, and the Audit Committee has considered whether the provision by PricewaterhouseCoopers LLP of non-audit services to us is compatible with maintaining the independence of PricewaterhouseCoopers LLP.
OTHER MATTERS
     We currently know of no matters to be submitted at the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board may recommend.

BY ORDER OF THE BOARD OF DIRECTORS Stuart H. Kupinsky Corporate Secretary
Morrisville, North Carolina
April 2, 2010

TEKELEC

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 14, 2010.

Vote by Internet

- Log on to the Internet and go to **www.investorvote.com**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

1. Election of Directors:

3. Other Business.

<STOCK#> 0169KC

TEKELEC NNNNNNNNN Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Ronald W. Buckly 02 — Hubert de Pesquidoux 03 — Mark A. Floyd 04 — David R. Laube 05 — Carol G. Mills 06 — Franco Plastina 07 — Krish A. Prabhu 08 — Michael P. Ressner For Against Abstain 2. Ratification of Appointment of Independent Registered Public 3. Other Business. Accounting Firm for the year ending December 31, 2010. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 0 2 5 3 1 3 2 + <STOCK#> 0169KC

. TEKELEC 2010 Annual Meeting of Shareholders Friday, May 14, 2010 at 9:00 a.m. local time Tekelec’s offices 5200 Paramount Parkway Morrisville, North Carolina 27560 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Tekelec This Proxy is Solicited on Behalf of the Board of Directors of Tekelec 2010 Annual Meeting of Shareholders 5200 Paramount Parkway, Morrisville, North Carolina 27560 May 14, 2010 The undersigned shareholder of Tekelec, a California corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 2, 2010, and Annual Report to Shareholders for the year ended December 31, 2009, and hereby appoints Franco Plastina and Gregory S. Rush, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on Friday, May 14, 2010, at 9:00 a.m., local time, at the Company’s offices located at 5200 Paramount Parkway, Morrisville, North Carolina 27560, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote, if then and there personally present, on the matters set forth on the reverse. This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR Proposals 1 and 2 and as the Proxies deem advisable on such other matters as may properly come before the Meeting.